                                                                     Exhibit 2.1
                                                                  CONFORMED COPY

================================================================================


                            STOCK PURCHASE AGREEMENT


                                      among


                            BOYD GAMING CORPORATION,

                         PAR-A-DICE GAMING CORPORATION,

                             EAST PEORIA HOTEL, INC.

                                       AND

                               THE INDIVIDUALS SET
                       FORTH ON THE SIGNATURE PAGES HERETO



                           dated as of April 26, 1996

================================================================================

                               TABLE OF CONTENTS

                                                                              Page
                                                                              ----
ARTICLE I          PURCHASE AND SALE OF SHARES ...........................      1

  Section 1.1      Purchase and Sale of Shares ...........................      1
  Section 1.2      Purchase Price ........................................      2
  Section 1.3      Closing ...............................................      2
  Section 1.4      Deliveries by the Shareholders and the Company Entities      2
  Section 1.5      Deliveries by Buyer ...................................      4
  Section 1.6      Payments at Closing ...................................      4
  Section 1.7      Working Capital Certificate ...........................      4
  Section 1.8      Indebtedness Certificate ..............................      8


ARTICLE II         CERTAIN PRE-CLOSING TRANSACTIONS ......................     11

  Section 2.1      Transfer of Certain Assets ............................     11
  Section 2.2      Excluded Liabilities ..................................     11
  Section 2.3      Termination of Agreements .............................     13


ARTICLE III        REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS ....     13

  Section 3.1      Ownership of Shares ...................................     13
  Section 3.2      Authority .............................................     13
  Section 3.3      Binding Effect, No Violation, Consents ................     13
  Section 3.4      Litigation ............................................     14
  Section 3.5      Commissions ...........................................     14
  Section 3.6      Tax Matters ...........................................     14
  Section 3.7      Transactions with Affiliates ..........................     14
  Section 3.8      Compliance with Law and Terms of License ..............     15
  Section 3.9      Disclosure ............................................     15


ARTICLE IV         REPRESENTATIONS AND WARRANTIES OF THE COMPANY .........     15

  Section 4.1      Organization and Qualification ........................     15
  Section 4.2      Authority .............................................     16
  Section 4.3      Capitalization ........................................     17

                                                                    Contents, p. 2
                                                                              Page
                                                                              ----

  Section 4.4      Binding Effect, No Violation, Consents ................     18
  Section 4.5      Financial Information .................................     19
  Section 4.6      No Undisclosed Liabilities ............................     19
  Section 4.7      Absence of Certain Changes ............................     20
  Section 4.8      Tax Matters ...........................................     20
  Section 4.9      Real Property .........................................     22
  Section 4.10     Leases ................................................     22
  Section 4.11     Title to Assets .......................................     23
  Section 4.12     Tangible Personal Property ............................     23
  Section 4.13     Intellectual Property .................................     25
  Section 4.14     Litigation ............................................     26
  Section 4.15     Insurance .............................................     26
  Section 4.16     Labor Matters .........................................     27
  Section 4.17     Compliance with WARN Act ..............................     28
  Section 4.18     Employee Benefit Plans; ERISA .........................     29
  Section 4.19     Environmental Matters .................................     32
  Section 4.20     No Condemnation or Expropriation ......................     33
  Section 4.21     Suppliers .............................................     34
  Section 4.22     Contracts and Commitments .............................     34
  Section 4.23     Compliance with Applicable Law ........................     36
  Section 4.24     Bank Accounts .........................................     38
  Section 4.25     Assets Necessary to Business ..........................     38
  Section 4.26     Commissions ...........................................     39
  Section 4.27     Disclosure of All Material Facts ......................     39
  Section 4.28     Hotel Construction Budget .............................     39
  Section 4.29     East Peoria Matters ...................................     39

ARTICLE V          REPRESENTATIONS AND WARRANTIES OF BUYER ...............     40

  Section 5.1      Organization ..........................................     40
  Section 5.2      Authority .............................................     40
  Section 5.3      Binding Effect, No Violation, Contents ................     40
  Section 5.4      Litigation ............................................     41
  Section 5.5      Commissions ...........................................     42
  Section 5.6      Access to Information .................................     42
  Section 5.7      Commitment Letter .....................................     42


ARTICLE VI         COVENANTS OF THE SHAREHOLDERS AND THE COMPANY .........     42

  Section 6.1      Operation of the Business .............................     42
  Section 6.2      Access ................................................     46
  Section 6.3      Existence .............................................     47
  Section 6.4      Consents ..............................................     47

                                                                    Contents, p. 3
                                                                              Page
                                                                              ----
  Section 6.5      Governmental Filings ..................................     48
  Section 6.6      Performance ...........................................     48
  Section 6.7      Updating of Information ...............................     48
  Section 6.8      Shareholders' Agreement ...............................     49
  Section 6.9      S Corporation Status ..................................     49
  Section 6.10     Monthly Financial Statements; Weekly Gaming Revenue
                     Reports; Employment Information Updates .............     49
  Section 6.11     Other Transactions ....................................     50
  Section 6.12     Interest Periods ......................................     50
  Section 6.13     Owner's Affidavits ....................................     51
  Section 6.14     Confidentiality of Information ........................     51

ARTICLE VII        COVENANTS OF BUYER ....................................     51

  Section 7.1      Performance ...........................................     51
  Section 7.2      Governmental Filings ..................................     51
  Section 7.3      Confidentiality of Information ........................     52
  Section 7.4      Shareholder Releases ..................................     52


ARTICLE VIII       ENVIRONMENTAL MATTERS .................................     52

  Section 8.1      Site Access ...........................................     52

ARTICLE IX         CONDITIONS TO OBLIGATIONS OF BUYER. ...................     53

  Section 9.1      Representations and Warranties
                     Correct. ............................................     53
  Section 9.2      Performance; No Default ...............................     53
  Section 9.3      Delivery of Certificate ...............................     53
  Section 9.4      Opinion of Counsel to the Shareholders and the Company      53
  Section 9.5      Good Standing Certificates ............................     53
  Section 9.6      Consents ..............................................     54
  Section 9.7      Governmental Approvals ................................     54
  Section 9.8      No Material Adverse Change ............................     54
  Section 9.9      Absence of Litigation .................................     54
  Section 9.10     FIRPTA Certificates ...................................     55
  Section 9.11     Termination of Certain Contracts ......................     55
  Section 9.12     Post-Closing Escrow Agreement .........................     55
  Section 9.13     Coordination Agreement ................................     55
  Section 9.14     RPTA Certificate ......................................     55

                                                                    Contents, p. 4
                                                                              Page
                                                                              ----
ARTICLE X          CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS .........     56

  Section 10.1     Representations and Warranties Correct ................     56
  Section 10.2     Performance; No Default ...............................     56
  Section 10.3     Delivery of Certificate ...............................     56
  Section 10.4     Opinion of Counsel to Buyer ...........................     56
  Section 10.5     Governmental Approvals ................................     56
  Section 10.6     Absence of Litigation .................................     57
  Section 10.7     Shareholder Releases ..................................     57


ARTICLE XI         CERTAIN ADDITIONAL COVENANTS ..........................     57

  Section 11.1     Section 338 Elections .................................     57
  Section 11.2     Noncompetition ........................................     58
  Section 11.3     Certain Hotel-Related Matters .........................     59


ARTICLE XII        TERMINATION, AMENDMENT AND WAIVER .....................     62

  Section 12.1     Termination of Agreement ..............................     62
  Section 12.2     Effect of Termination .................................     63


ARTICLE XIII       SURVIVAL; ESCROW; INDEMNIFICATION .....................     64

  Section 13.1     Survival of Representations ...........................     64
  Section 13.2     Statements as Representations .........................     64
  Section 13.3     Escrow ................................................     64
  Section 13.4     Release of Reimbursable Losses ........................     65
  Section 13.5     Release of Escrowed Funds to Shareholders .............     65
  Section 13.6     Indemnification Events ................................     65
  Section 13.7     General Indemnification Event .........................     65
  Section 13.8     Tax Indemnification Event .............................     66
  Section 13.9     Preparation and Filing of Tax Returns .................     69
  Section 13.10    Defense of Claims .....................................     70
  Section 13.11    Escrow Statement ......................................     71
  Section 13.12    Indemnification by the Shareholders
                     for Certain Matters .................................     72
  Section 13.13    Indemnification by Buyer ..............................     76
  Section 13.14    Subrogation ...........................................     76
  Section 13.15    Adjustment to Purchase Price ..........................     76
  Section 13.16    Environmental Remediation Matters .....................     76

                                                                    Contents, p. 5
                                                                              Page
                                                                              ----
ARTICLE XIV        MISCELLANEOUS .........................................     78

  Section 14.1     Remedies Cumulative ...................................     78
  Section 14.2     [Intentionally Omitted] ...............................     78
  Section 14.3     Expenses ..............................................     78
  Section 14.4     Transfer Taxes ........................................     79
  Section 14.5     Press Releases and Announcements ......................     79
  Section 14.6     Entire Agreement ......................................     79
  Section 14.7     Amendment, Extension and Waiver .......................     80
  Section 14.8     Headings ..............................................     80
  Section 14.9     Notices ...............................................     80
  Section 14.10    Assignment ............................................     82
  Section 14.11    Applicable Law ........................................     82
  Section 14.12    Words in Singular and Plural Form .....................     82
  Section 14.13    Further Assurances; Antitrust Notification ............     82
  Section 14.14    Counterparts ..........................................     84
  Section 14.15    Shareholders' Representative ..........................     84
  Section 14.16    No Third-Party Beneficiaries ..........................     84
  Section 14.17    Severability ..........................................     84
  Section 14.18    Consent to Jurisdiction ...............................     84


ARTICLE XV         CERTAIN DEFINITIONS ...................................     85

                                                                  Contents, p. 6

        The following list of exhibits and schedules to this Stock Purchase Agreement have not been included for filing. The Company hereby undertakes to furnish supplementarily to the Securities and Exchange Commission a copy of any omitted exhibit or schedule upon request.


                                Index of Exhibits

Exhibit 1.7           Form of Coordination Agreement

Exhibit 6.1(c)        Pavilion Documents

Exhibit 9.4           Opinions of the Shareholders' and the Company's Counsel

Exhibit 9.10          Form of FIRPTA Certificate

Exhibit 10.4          Opinions of Buyer's Counsel

Exhibit 11.3(a)       Scope of Hotel

Exhibit 13.3          Form of Post-Closing Escrow Agreement


                               Index of Schedules

Schedule 1.7          Working Capital

Schedule 2.2(b)       Certain Contracts

Schedule 2.3          Termination of Agreements

Schedule 3.1          The Shares

Schedule 3.3          Consents

Schedule 3.5          Commissions

Schedule 3.7          Transactions with Affiliates

Schedule 4.1(b)       Subsidiaries

Schedule 4.1(d)       Foreign Jurisdictions

Schedule 4.3          Capitalization

Schedule 4.4          Consents

Schedule 4.5          Financial Statements

Schedule 4.6          Liabilities; Indebtedness

Schedule 4.7          Changes

Schedule 4.8          Tax Matters

Schedule 4.9(a)       Owned Property

Schedule 4.9(b)       Leased Property

Schedule 4.9(c)       Use of Property

                                                                  Contents, p. 7

Schedule 4.10         Property Leases

Schedule 4.11         Title to Assets

Schedule 4.12(a)      Owned Tangible Personal Property

Schedule 4.12(b)      Leased Tangible Personal Property

Schedule 4.12(c)      Gaming Devices

Schedule 4.12(d)      Liens

Schedule 4.13         Intellectual Property

Schedule 4.14         Litigation

Schedule 4.15         Insurance

Schedule 4.16         Labor

Schedule 4.18         Benefit Plans

Schedule 4.19         Environmental Matters

Schedule 4.21         Suppliers

Schedule 4.22         Contracts

Schedule 4.23         Compliance with Laws

Schedule 4.24         Bank Accounts

Schedule 4.26         Commissions

Schedule 4.28         Hotel Construction Budget

Schedule 5.3          Consents

Schedule 5.5          Commissions

Schedule 6.1(c)       Capital Budget

Schedule 6.1(p)       Certain Contracts

Schedule 7.4          Shareholder Releases

Schedule 11.2         Shareholder Investments

                                                                  CONFORMED COPY


                                  STOCK PURCHASE AGREEMENT dated as of April 26,
                          1996, among BOYD GAMING CORPORATION, a Nevada corporation ("Buyer"), PAR-A-DICE GAMING CORPORATION, an Illinois corporation (the "Company"), EAST PEORIA HOTEL, INC., an Illinois corporation ("EPH"), and each of the INDIVIDUALS SET FORTH ON THE SIGNATURE PAGES HERETO (each a "Shareholder" and, collectively, the "Shareholders"). Certain initially capitalized terms used herein are defined in Article XV.

                 WHEREAS, the Shareholders own, and at the Closing (as defined in Section 1.3) will own, all of the issued and outstanding shares of capital stock of each of the Company and EPH; and

                 WHEREAS, this Agreement sets forth the terms and conditions pursuant to which Buyer will purchase from the Shareholders all of the outstanding shares of common stock, no par value (the "Common Stock"), of the Company; and

                 WHEREAS, this Agreement sets forth the terms and conditions pursuant to which Buyer will purchase from the Shareholders all of the outstanding shares of common stock, no par value (the "EPH Common Stock"), of EPH.

                 NOW THEREFORE, in consideration of the premises and of the respective covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF SHARES

                 Section 1.1 Purchase and Sale of Shares. Upon the terms and subject to the satisfaction or waiver, if permissible, of all the conditions set forth herein, at the Closing (as defined in Section 1.3), the Shareholders will sell, transfer and convey to Buyer, and Buyer will purchase from the Shareholders, 9,308,535 shares of Common Stock (the "Company Shares"), representing all of the outstanding capital stock of the Company, and 972,800 shares of EPH Common Stock, representing all of the outstanding capital stock of EPH (the "EPH Shares", and together with the

Company Shares, the "Shares"), free and clear of all Liens, for the Purchase Price (as defined in Section 1.2).

                 Section 1.2 Purchase Price. In consideration of the sale, transfer and conveyance of the Shares to Buyer by the Shareholders and the other agreements of the Shareholders contained herein, Buyer will deliver, or cause to be delivered, to the Shareholders at the Closing, pursuant to Section 1.6, the Closing Payment (as defined below). For purposes of this Agreement, "Closing Payment" means (A) $162.6 million, minus (B) $5 million (the "Escrowed Funds"), minus (C) to the extent the Preliminary Working Capital Amount (as defined in Section 1.7) is less than $0.00, the amount of such shortfall, minus (D) to the extent the Preliminary Indebtedness Amount (as defined in Section 1.8) is greater than $12 million, the amount of such excess, minus (E) the Hotel Construction Amount, plus (F) the Pre-Signing Hotel Construction Amount (as defined in Section 11.3(e)), plus (G) the Post-Signing Hotel Construction Amount (as defined in Section 11.3(f)), plus (H) to the extent the Preliminary Working Capital Amount is greater than $0.00, the amount of such excess, plus (I) to the extent the Preliminary Indebtedness Amount is less than $12 million, the amount of such shortfall. For purposes of this Agreement, "Purchase Price" shall mean the sum of the Closing Payment and the Escrowed Funds, subject to adjustment in accordance with Sections 1.7 and 1.8.

                 Section 1.3 Closing. The purchase and sale of the Shares pursuant to this Agreement (the "Closing") will take place at the offices of Cravath Swaine & Moore, 825 Eighth Avenue, New York, New York, at 10:00 A.M., New York time, on the tenth day after the satisfaction or waiver, if permissible, of all the conditions set forth herein, or if such day is not a Business Day, the next succeeding Business Day, or such other time and place as Buyer and the Shareholders' Representative may mutually agree upon in writing. The date on which the Closing occurs is herein referred to as the "Closing Date".

                 Section 1.4 Deliveries by the Shareholders and the Company Entities. At the Closing, the Shareholders will deliver, or cause each applicable Company Entity to deliver (unless previously delivered) to Buyer the following:

                 (a) stock certificates representing all of the Shares, accompanied by stock powers duly executed in blank, with signatures guaranteed, and otherwise in form acceptable to Buyer for transfer on the books of the Company and EPH, respectively;

                  (b) the stock books, stock ledgers, minute books and the corporate seals of each of the Company and EPH;

                  (c) copies of the Articles of Incorporation, partnership agreement or other comparable organizational or governing documents of each of the Continuing Company Entities, certified (to the extent available) as of a date within 30 days of the Closing Date by the Secretary of State of the State of Illinois;

                  (d) instruments of assignment, transfer and conveyance, in form and substance reasonably acceptable to Buyer, evidencing and effecting the transfer pursuant to Section 2.1 of the Excluded Assets to the Shareholders or their designees;

                  (e) the certificate referred to in Section 1.7;

                  (f) the certificate referred to in Section 1.8;

                  (g) the evidence of termination and release referred to in
         Section 2.3;

                  (h) the certified resolutions referred to in Section 4.2;

                  (i) the records referred to in Section 4.24;

                  (j) executed counterparts of any consents referred to in
         Section 6.4;

                  (k) the executive officer certificate referred to in Section 9.3;

                  (l) the opinions of counsel referred to in Section 9.4;

                  (m) the affidavits referred to in Section 9.10;

                  (n) resignations effective as of the Closing Date from such officers and directors of the Continuing Company Entities as Buyer shall have requested in writing not less than seven days prior to the Closing Date; and

                  (o) all other previously undelivered documents, instruments or writings required to be delivered by any of the Shareholders or the Company Entities to Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

                  Section 1.5 Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to the Shareholders' Representative (unless previously delivered) the following:

                  (a) the payments required by Section 1.6;

                  (b) the certified resolutions referred to in Section 5.2;

                  (c) the releases referred to in Section 7.4;

                  (d) the executive officer certificate referred to in Section 10.3;

                  (e) the opinions of counsel referred to in Section 10.4; and

                  (f) all other previously undelivered documents, instruments or writings required to be delivered by Buyer to the Shareholders at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

                  Section 1.6 Payments at Closing. At the Closing, Buyer shall deliver by wire transfer of immediately available funds (i) to the account or accounts specified by, and in the amounts specified by, the Shareholders' Representative on behalf of the Shareholders entitled thereto, an aggregate amount equal to the Closing Payment and (ii) to the Escrow Agent, the Escrowed Funds.

                  Section 1.7 Working Capital Certificate. (a) On the second Business Day prior to the Closing Date, the Company shall deliver to Buyer a certificate of the chief financial officer of the Company, dated the date of delivery, (i) estimating in good faith the amount of Working Capital (as defined below) as of the Closing Date (the "Preliminary Working Capital Amount") (which estimate shall be reasonably satisfactory to Buyer) and (ii) certifying that he has no basis to believe that Working Capital as of the Closing Date will vary materially from the Preliminary

Working Capital Amount. "Working Capital" shall be calculated in the manner set forth in Schedule 1.7.

                 (b) Within thirty (30) days following the Closing Date, Buyer shall prepare a statement setting forth the Working Capital as of the Closing Date ("Buyer's Working Capital Amount") describing in reasonable detail how Buyer's Working Capital Amount was determined ("Buyer's Working Capital Statement"). Within ten (10) days following the delivery of Buyer's Working Capital Statement, the Shareholders' Representative may deliver to Buyer a written statement (the "Shareholders' Working Capital Statement") on behalf of the Shareholders setting forth with reasonable specificity any disagreement with Buyer's Working Capital Statement. During such ten (10) day period, the Shareholders' Representative shall be permitted to review the working papers of Buyer and its auditors relating to Buyer's Working Capital Statement. The Shareholders' Working Capital Statement may disagree with Buyer's Working Capital Statement either on the basis that (i) Working Capital has not been calculated in accordance with Schedule 1.7 or on the basis that (ii) there has been an arithmetical error in calculating Working Capital. If the Shareholders' Representative does not submit the Shareholders' Working Capital Statement on or prior to such tenth (10th) day then Working Capital as of the Closing Date (the "Closing Date Working Capital Amount") shall be deemed to have been finally determined for purposes of this Agreement.

                 (c) If the Shareholders' Representative does submit the Shareholders' Working Capital Statement on or prior to such tenth (10th) day, any amounts contained in Buyer's Working Capital Statement which are not disputed by the Shareholders' Working Capital Statement shall be deemed to have been finally determined for purposes of calculating the Closing Date Working Capital Amount. For a period of ten (10) days, Buyer and the Shareholders' Representative shall attempt to resolve in good faith any dispute or disagreement between Buyer's Working Capital Statement and the Shareholders' Working Capital Statement. During such ten (10) day period, Buyer shall be permitted to review the working papers of the Shareholders' Representative and the Shareholders' Representative's auditors relating to the Shareholders' Working Capital Statement. Amounts resolved by such attempts shall be deemed to have been finally determined for purposes of calculating the Closing Date Working Capital Amount.

                 (d) At the end of such ten (10) day period, Arthur Andersen LLP (the "Accounting Firm") shall be deemed appointed by the parties hereto to finally determine the Closing Date Working Capital Amount. Within ten (10) days thereafter, Buyer shall submit to the Accounting Firm Buyer's Working Capital Statement and any supporting evidence and statements which it deems necessary to verify and support Buyer's Working Capital Statement, and the Shareholders' Representative shall submit to the Accounting Firm the Shareholders' Working Capital Statement and any supporting evidence and statements which it deems necessary to verify and support the Shareholders' Working Capital Statement. Neither party may revise the amounts claimed on its respective Working Capital Statement prior to submission to the Accounting Firm except to reflect amounts finally determined pursuant to Section 1.7(b) or (c). Based solely upon the foregoing submissions, the Accounting Firm shall make a final, binding and unappealable determination of the matters in dispute and of the Closing Date Working Capital Amount, which the parties agree shall be conclusively binding upon all parties; provided, however, that (i) the Accounting
Firm must choose either the Closing Date Working Capital Amount set forth on Buyer's Working Capital Statement or the Closing Date Working Capital Amount set forth on the Shareholders' Working Capital Statement (in each case relying without modification upon any portions of the Closing Date Working Capital Amount resolved pursuant to Section 1.7(c)), and may not choose any other amount and (ii) the Accounting Firm may not make any determination with respect to any matter not in dispute between Buyer's Working Capital Statement and the Shareholders' Working Capital Statement; provided further, however, that any determination by the Accounting Firm shall not be final, binding and nonappealable, and shall be without effect, if it does not comply with the foregoing proviso. The party whose Working Capital Statement is not selected is the "Losing Party" for purposes of this Section 1.7 and shall pay all fees, charges and expenses for the services of the Accounting Firm (including the fees, charges and expenses of any experts used by the Accounting
Firm) plus any reasonable fees and expenses of enforcement of a determination of the Accounting Firm. In addition, the Losing Party shall reimburse (in cash) all reasonable attorneys' fees, charges and expenses and reasonable accountant's fees, charges and expenses incurred by the other party in connection with the dispute (all of the foregoing, for purposes of this Section 1.7, the "Fees"). The Accounting Firm shall be instructed to make its final determination within twenty (20) days of the submissions to the Accounting Firm referred to above and, in any case, as soon as practicable after such submissions. Within five (5) days of the Accounting Firm's determination of the Closing Date Working Capital Amount, the Accounting Firm shall deliver to Buyer and the Shareholders' Representative a statement setting forth the Closing Date Working Capital Amount and describing in reasonable detail how the Closing Date Working Capital Amount was determined. Within ten (10) days after the final determination by the Accounting Firm, the party entitled to receive the Fees shall submit a statement setting forth its Fees incurred and the Accounting Firm, within ten (10) days after such submission, will make a final, binding and unappealable determination of the amount of such Fees and award such amounts to such party.

                 (e) Any final determination and award of Fees shall be in writing and shall state the reasons upon which it is based. Judgment upon the award shall be entered in any court having jurisdiction thereof. The provisions of this Section 1.7 shall constitute the exclusive and sole means for resolving those disputes, disagreements, controversies or claims between the parties with respect to Buyer's Working Capital Statement.

                 (f) To the extent the Closing Date Working Capital Amount is
(i) greater than the Preliminary Working Capital Amount, Buyer shall, within ten
(10) days of Buyer's receipt of the Closing Date Working Capital Statement, deliver by wire transfer of immediately available funds to the account or accounts specified by, and in amounts specified by, the Shareholders' Representative on behalf of the Shareholders entitled thereto, an amount, in the aggregate, equal to such excess, or (ii) less than the Preliminary Working Capital Amount, the Shareholders shall within ten (10) days of the Shareholders' Representative's receipt of the Closing Date Working Capital Statement (x) cause to be released from the escrow account (the "Shareholders' Escrow Account") established pursuant to the Coordination Agreement by and among the Shareholders substantially in the form of Exhibit 1.7 and (y) deliver by wire transfer of immediately available funds to the account or accounts specified by Buyer, an amount equal to such shortfall, in each case plus interest on such amount at the Interest Rate for the period commencing on (and including) the Closing Date to (but excluding) the date of payment.

                 (g) Buyer shall, or shall after the Closing cause the Company and EPH, as applicable, to, pay when due the Replacement Tax referred to in
Schedule 1.7; provided that Buyer shall not be required to pay (or cause the Company or EPH to pay) any Replacement Tax in excess of the amount included in current liabilities in the Closing Working Capital Amount as finally determined pursuant to this Section 1.7, it being understood and agreed by the parties that any such excess shall be deemed a Specified Indemnifiable Loss; and provided further, that interest shall be deemed to accrue at the Interest Rate on the reserves held by Buyer pursuant to this Section 1.7 in respect of liabilities for such Replacement Tax from and after the date such reserves are credited to Buyer (whether as of the Closing Date pursuant to the estimate of the Preliminary Working Capital Amount pursuant to Section 1.7(a) or as of such date as any relevant portion of the Closing Working Capital Amount is finally determined and paid to Buyer pursuant to this Section 1.7), and Buyer shall promptly pay to the Shareholders' Representative an amount equal to the sum of any such reserves and interest remaining after the Replacement Tax has been paid in full.

                 Section 1.8 Indebtedness Certificate. (a) On the second Business Day prior to the Closing Date, the Company shall deliver to Buyer a certificate of the chief financial officer of the Company, dated the date of delivery, (i) estimating in good faith the amount (the "Preliminary Indebtedness Amount") of indebtedness of the Company as of the Closing Date for borrowed money (the "Indebtedness") (which estimate shall be reasonably satisfactory to Buyer) and (ii) certifying that he has no basis to believe that Indebtedness as of the Closing Date will vary materially from the Preliminary Indebtedness Amount.

                 (b) Within thirty (30) days following the Closing Date, Buyer shall prepare a statement setting forth Indebtedness as of the Closing Date ("Buyer's Indebtedness Amount") describing in reasonable detail how Buyer's Indebtedness Amount was determined ("Buyer's Indebtedness Statement"). Within ten (10) days following the delivery of Buyer's Indebtedness Statement, the Shareholders' Representative may deliver to Buyer a written statement (the "Shareholders' Indebtedness Statement") on behalf of the Shareholders setting forth with reasonable specificity any disagreement with Buyer's Indebtedness Statement. During such ten (10) day period, the Shareholders' Representative shall be permitted to review the working papers of Buyer and its auditors relating to Buyer's Indebtedness Statement. If the Shareholders' Representative does not submit the Shareholders' Indebtedness Statement on or prior to such tenth (10th) day then Indebtedness as of the Closing Date (the "Closing Date Indebtedness Amount") shall be deemed to have been finally determined for purposes of this Agreement.

                 (c) If the Shareholders' Representative does submit the Shareholders' Indebtedness Statement on or prior to such tenth (10th) day, any amounts contained in Buyer's Indebtedness Statement which are not disputed by the Shareholders' Indebtedness Statement shall be deemed to have been finally determined for purposes of calculating the Closing Date Indebtedness Amount. For a period of ten (10) days, Buyer and the Shareholders' Representative shall attempt to resolve in good faith any dispute or disagreement between Buyer's Indebtedness Statement and the Shareholders' Indebtedness Statement. During such ten (10) day period, Buyer shall be permitted to review the working papers of the Shareholders' Representative and the Shareholders' Representative's auditors relating to the Shareholders' Indebtedness Statement. Amounts resolved by such attempts shall be deemed to have been finally determined for purposes of calculating the Closing Date Indebtedness Amount.

                 (d) At the end of such ten (10) day period, the Accounting
Firm shall be deemed appointed by the parties hereto to finally determine the Closing Date Indebtedness Amount. Within ten (10) days thereafter, Buyer shall submit to the Accounting Firm Buyer's Indebtedness Statement and any supporting evidence and statements which it deems necessary to verify and support Buyer's Indebtedness Statement, and the Shareholders' Representative shall submit to the Accounting Firm the Shareholders' Indebtedness Statement and any supporting evidence and statements which it deems necessary to verify and support the Shareholders' Indebtedness Statement. Neither party may revise the amounts claimed on its respective Indebtedness Statement prior to submission to the Accounting Firm except to reflect amounts finally determined pursuant to Section 1.8(b) or (c). Based solely upon the foregoing submissions, the Accounting Firm shall make a final, binding and unappealable determination of the matters in dispute and of the Closing Date Indebtedness Amount, which the parties agree shall be conclusively binding upon all parties; provided, however, that (i) the Accounting Firm must choose either the Closing Date Indebtedness Amount set forth on Buyer's Indebtedness

Statement or the Closing Date Indebtedness Amount set forth on the Shareholders' Indebtedness Statement (in each case relying without modification upon any portions of the Closing Date Indebtedness Amount resolved pursuant to Section 1.8(c)), and may not choose any other amount and (ii) the Accounting Firm may not make any determination with respect to any matter not in dispute between Buyer's Indebtedness Statement and the Shareholders' Indebtedness Statement; provided further, however, that any determination by the Accounting Firm shall not be final, binding and nonappealable, and shall be without effect, if it does not comply with the foregoing proviso. The party whose Indebtedness Statement is not selected is the "Losing Party" for purposes of this Section 1.8 and shall pay all fees, charges and expenses for the services of the Accounting Firm (including the fees, charges and expenses of any experts used by the Accounting Firm) plus any reasonable fees and expenses of enforcement of a determination of the Accounting Firm. In addition, the Losing Party shall reimburse (in cash) all reasonable attorneys' fees, charges and expenses and reasonable accountant's fees, charges and expenses incurred by the other party in connection with the dispute (all of the foregoing, for purposes of this Section 1.8, the "Fees"). The Accounting Firm shall be instructed to make its final determination within twenty (20) days of the submissions to the Accounting Firm referred to above and, in any case, as soon as practicable after such submissions. Within five (5) days of the Accounting Firm's determination of the Closing Date Indebtedness Amount, the Accounting Firm shall deliver to Buyer and the Shareholders' Representative a statement setting forth the Closing Date Indebtedness Amount and describing in reasonable detail how the Closing Date Indebtedness Amount was determined. Within ten (10) days after the final determination by the Accounting Firm, the party entitled to receive the Fees shall submit a statement setting forth its Fees incurred and the Accounting Firm, within ten (10) days after such submission, will make a final, binding and unappealable determination of the amount of such Fees and award such amounts to such party.

                 (e) Any final determination and award of Fees shall be in writing and shall state the reasons upon which it is based. Judgment upon the award shall be entered in any court having jurisdiction thereof. The provisions of this Section 1.8 shall constitute the exclusive and sole means for resolving those disputes, disagreements, controversies or claims between the parties with respect to Buyer's Indebtedness Statement.

                 (f) To the extent the Closing Date Indebtedness Amount is (i) less than the Preliminary Indebtedness Amount, Buyer shall, within ten (10) days of Buyer's receipt of the Closing Date Indebtedness Statement, deliver by wire transfer of immediately available funds to the account or accounts specified by, and in amounts specified by, the Shareholders' Representative on behalf of the Shareholders entitled thereto, an amount, in the aggregate, equal to such shortfall, or (ii) greater than the Preliminary Indebtedness Amount, the Shareholders shall within ten (10) days of the Shareholders' Representative's receipt of the Closing Date Indebtedness Statement (x) cause to be released from the Shareholders' Escrow Account and (y) deliver by wire transfer of immediately available funds to the account or accounts specified by Buyer, an amount equal to such excess, in each case plus interest on such amount at the Interest Rate for the period commencing on (and including) the Closing Date to (but excluding) the date of payment.

                                   ARTICLE II

                        CERTAIN PRE-CLOSING TRANSACTIONS


                 Section 2.1 Transfer of Certain Assets. Prior to the Closing, the Company will transfer and assign to entities designated by the Shareholders' Representative (which entities shall be wholly owned by the Shareholders or otherwise reasonably acceptable to Buyer) all right, title and interest of the Company in and to the following assets, properties and rights of the Company (such assets, properties and rights, the "Excluded Assets):

                 (a) the Virginia Assets; and

                 (b) any proceeds received or receivable after the Closing Date by the Company related to or arising out of (i) the Jamaica Litigation or (ii) the Missouri Litigation.

Buyer shall pay or cause the Company to pay to the Shareholders' Representative any proceeds or payments Buyer or the Company receives after the Closing Date which constitute Excluded Assets.

                 Section 2.2 Excluded Liabilities. The Shareholders hereby assume and agree to pay and discharge (pro rata in accordance with their respective Percentage

Interests), and will indemnify and hold harmless, to the extent and in the manner provided in Section 13.12, the Continuing Company Entities and Buyer for, all of the following liabilities and obligations of the Continuing Company Entities (the "Excluded Liabilities"):

                 (a) any and all existing or future liabilities or obligations of any of the Continuing Company Entities, whether primary or secondary, direct or indirect, absolute, accrued or contingent, known or unknown or suspected to exist or unsuspected, related to or arising out of the Excluded Assets;

                 (b) any and all existing or future liabilities or obligations of any of the Continuing Company Entities, whether primary or secondary, direct or indirect, absolute, accrued or contingent, known or unknown or suspected to exist or unsuspected, relating to or arising out of (i) the Contracts set forth in Schedule 2.2(b) or referred to in Section 2.3 or (ii) the Virginia Contracts;

                 (c) any and all existing or future liabilities or obligations of any of the Continuing Company Entities, whether primary or secondary, direct or indirect, absolute, accrued or contingent, known or unknown or suspected to exist or unsuspected, relating to or arising out of agreements, arrangements or commitments, whether oral or written, made by any Shareholder or any of the Company Entities prior to the Closing with any of the Jamaica Entities;

                 (d) any and all existing or future liabilities or obligations of any of the Continuing Company Entities, whether primary or secondary, direct or indirect, absolute, accrued or contingent, known or unknown or suspected to exist or unsuspected, related to or arising out of the Jamaica Litigation or the Missouri Litigation; and

                 (e) any and all existing or future liabilities or obligations of any of the Continuing Company Entities, whether primary or secondary, direct or indirect, absolute, accrued or contingent, known or unknown or suspected to exist or unsuspected, relating to or arising out of agreements, arrangements or commitments, whether oral or written, made by any Shareholder or any of the Company Entities prior to the Closing with any of the Sister Companies.

                 Section 2.3 Termination of Agreements. Immediately prior to the Closing, the Shareholders will cause the Contracts set forth on
Schedule 2.3 to be terminated and the Shares and the Company Entities to be released from any liability, restriction or required performance thereunder. Evidence of such termination and release, in form and substance reasonably satisfactory to Buyer, shall be furnished by the Shareholders' Representative at the Closing.

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

                 Each Shareholder, solely for itself (on a several, and not a joint and several basis), except as provided in Section 13.12, represents and warrants to Buyer that:

                 Section 3.1 Ownership of Shares. Such Shareholder owns and has an unqualified right to and shall transfer to Buyer at the Closing, good, valid and marketable title to the Shares set forth opposite such Shareholder's name on Schedule 3.1, free and clear of all Liens. Other than this Agreement and the Shareholders' Agreement (as defined in Section 6.8), such Shares are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting or disposition of such Shares. Schedule 3.1 sets forth such Shareholder's Percentage Interest.

                 Section 3.2 Authority. Such Shareholder has the requisite individual power, capacity and authority to execute, deliver and perform this Agreement and the other instruments and documents required or contemplated hereby.

                 Section 3.3 Binding Effect, No Violation, Consents.
This Agreement constitutes, and, when executed and delivered, the other documents and instruments to be executed and delivered by such Shareholder pursuant hereto will constitute, valid and binding agreements of such Shareholder, enforceable in accordance with their respective terms, and (assuming receipt of the consents, approvals and authorizations contemplated by the next sentence) neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by such Shareholder pursuant hereto, nor the consummation by such Shareholder of the transactions contemplated hereby or thereby will violate any statute or law or any rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority applicable to such Shareholder. Except for consents, approvals or authorizations set forth on Schedule 3.3 and except for consents required under the Illinois Riverboat Gambling Act, 230 ILCS 10/1, and the rules and regulations promulgated thereunder (the "Illinois Riverboat Gambling Act") and any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act"), no consent, approval, authorization or action by, notice to or filing with any governmental authority or any other Person is required with respect to such Shareholder in connection with the execution, delivery and performance of this Agreement, the other documents and instruments to be executed and delivered by such Shareholder pursuant hereto or the consummation by such Shareholder of the transactions contemplated hereby or thereby.

                 Section 3.4 Litigation. There are no claims, actions, suits, proceedings or investigations pending or threatened by or against such Shareholder with respect to the Company Entities, the Shares or the transactions contemplated hereby, at law or in equity, before any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority.

                 Section 3.5 Commissions. Except as set forth on Schedule 3.5, there are no claims for brokerage commissions or finder's fees incurred by reason of any action taken by or on behalf of such Shareholder.

                 Section 3.6 Tax Matters. Each of the Company and EPH is a small business corporation as defined in Section 1361 of the Code and has had in effect since its incorporation a valid election to be treated as an "S" corporation for federal income Tax purposes under the Code and in the State of Illinois, and none of the Company Entities or the Shareholders has taken or caused or permitted to be taken any action during such periods that would have caused a termination of such S elections.

                 Section 3.7 Transactions with Affiliates. Other than this Agreement, the Shareholders' Agreement and the

Coordination Agreement or as set forth in Schedule 3.7, none of the Company Entities is party to or bound by any Contract with, does business with or has any obligations or liabilities to such Shareholder or any Affiliate or Associate of such Shareholder (other than another Shareholder or Company Entity).

                 Section 3.8 Compliance with Law and Terms of License. Such Shareholder is not aware of any facts or circumstances relating to the conduct of such Shareholder that could reasonably be expected to cause the Illinois Gaming Board to revoke, suspend or fail to renew the License (as defined in Section 4.23) or take disciplinary action against any of the Company Entities or any shareholder or equityholder thereof.

                 Section 3.9 Disclosure. To such Shareholder's knowledge, no representation or warranty to Buyer contained herein contains any untrue statement of material fact or omits to state a material fact which is necessary in order to make such representation or warranty not misleading.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 The Company represents and warrants to Buyer that:

                 Section 4.1 Organization and Qualification. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has the corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by it, to perform its obligations hereunder or thereunder and to carry out the transactions contemplated hereby and thereby.

                 (b) The Company has no Subsidiaries other than those set forth on Schedule 4.1(b). EPH has no Subsidiaries. Except for EPHLP, Annabel Lee, L.P. and the trust created pursuant to the Trust Agreement, neither the Company nor EPH directly or indirectly owns any capital stock of or other equity interests in any corporation, partnership, land trust or any other Person and none of the Company Entities is a member of or participant in any partnership, joint venture or similar Person. Each of the

Company Entities other than the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, in each case with power and authority to carry on its business as presently conducted, to perform its obligations under this Agreement and the other documents and instruments to be executed and delivered in connection therewith and to carry out the transactions contemplated hereby and thereby.

                 (c) The copies of the Articles of Incorporation of the Company, and all amendments thereto, as certified by the Secretary of State of Illinois, and the By-Laws, as amended to date, of the Company, as certified by the Secretary of the Company, which have heretofore been delivered to Buyer, are, as of the date of this Agreement, and will be, as of the Closing, complete, accurate and current. The copies of the organizational and governing documents of each of the other Company Entities, and all amendments thereto, as certified by the Secretary of State of each applicable jurisdiction or, if not applicable, a partner or executive officer of such Company Entity, which have heretofore been delivered to Buyer, are complete, accurate and current. The stock transfer books and minute books or similar records of the Company Entities, which have heretofore been made available to Buyer, are complete, accurate and current.

                 (d) Each of the Company Entities is duly qualified or registered for the transaction of business and in good standing in the jurisdictions listed on Schedule 4.1(d), which are the only jurisdictions other than its respective jurisdiction of organization wherein the character of the properties so owned or leased by or the nature of the business of each such entity, makes such licensing or qualification to do business necessary, except for such failure to so qualify or be licensed, which, when taken together with all other such failures, has not had and is not reasonably likely to have a Material Adverse Effect.

                 Section 4.2 Authority. The execution and delivery of this Agreement by the Company and the execution and delivery of the other instruments or documents required or contemplated hereby and the consummation of the transactions contemplated hereby by each of the Company Entities have been duly and validly authorized by the Board of Directors or other applicable governing body of each applicable Company Entity. Prior to the Closing, each of the Company Entities will deliver to Buyer a complete and correct copy, certified by its Secretary (or other appropriate executive officer or partner), of the resolutions heretofore duly and validly adopted by its Board of Directors or other applicable governing body evidencing such authorization which resolutions will not have been rescinded prior to, and will be in full force and effect on the date of, the Closing. No other corporate or partnership act or proceeding on the part of any of the Company Entities is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by the Company Entities pursuant hereto or the transactions contemplated hereby or thereby.

                 Section 4.3 Capitalization. (a) The authorized capital stock of the Company consists solely of 13 million shares of Common Stock, of which 9,308,535 shares are issued and outstanding and are owned of record by the Shareholders in the amounts set forth on Schedule 3.1. The authorized capital stock of EPH consists solely of 10 million shares of EPH Common Stock, of which 972,800 shares are issued and outstanding and are owned of record by the Shareholders in the amounts set forth on Schedule 3.1. All of the issued and outstanding shares of capital stock of each of the Company and EPH have been duly authorized and are validly issued, fully paid and nonassessable, are not subject to any preemptive rights (other than preemptive rights with respect to the Company Shares provided for by the Shareholders' Agreement) and have not been issued in violation of any applicable law, Articles of Incorporation or By-Laws, or the terms of any agreement to which any Shareholder or Continuing Company Entity is a party or is bound. There are no shares of capital stock or other equity interest or securities of the Company or EPH reserved for issuance or any outstanding subscriptions, options, warrants, rights, "phantom" stock rights, convertible or exchangeable securities, stock appreciation rights or other agreements or commitments (other than this Agreement and the Shareholders' Agreement) granting to any Person any interest in or right to acquire at any time, or upon the happening of any stated event, any shares of the capital stock or other equity interest or securities of any Continuing Company Entity, or any interest in, exchangeable for or convertible into capital stock or other equity interest or securities of any Continuing Company Entity or restricting any Shareholder's rights to transfer any of the Shares. Schedule 4.3 sets forth for each Subsidiary as of the date of this Agreement the amount of its authorized capital stock and its outstanding capital stock or all partnership or other equity interests therein, as applicable, and the owners thereof.

                 (b) All of the issued and outstanding shares of capital stock of each corporate Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable, and the partnership and beneficial trust interests owned by the Company and EPH respectively in the Subsidiaries are owned free and clear of all Liens (except, in the case of the Virginia Assets, to the extent transferred by the Company pursuant to Section 2.1).

                 Section 4.4 Binding Effect, No Violation, Consents. This Agreement constitutes, and, when executed and delivered, the other documents and instruments to be executed and delivered by each applicable Company Entity pursuant hereto will constitute, valid and binding agreements of each such Company Entity enforceable in accordance with their respective terms, and (assuming receipt of the consents, approvals and authorizations specifically contemplated by the next sentence) neither the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by each applicable Company Entity pursuant hereto, nor the consummation by each such Company Entity of the transactions contemplated hereby or thereby will (i) violate or conflict with or result in any breach of any provision of its Certificate of Incorporation, By-Laws, partnership agreement or other organizational or governing documents, (ii) violate or conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets under, any Contract to which any Company Entity is a party or by which any Company Entity or its respective assets or properties may be bound or affected or (iii) violate any statute or law or any rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority, excluding from the foregoing clauses (ii) and (iii) such defaults, rights and violations which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except for consents, approvals or authorizations set forth on Schedule 4.4 and except for consents required under the Illinois Riverboat Gambling Act and the applicable requirements of the HSR Act, no consent, approval, authorization or action by, notice to, or filing with, any governmental authority or any other Person is required in connection with the execution, delivery and performance of this Agreement, the other documents and instruments to be executed and delivered by the Company Entities pursuant hereto or the consummation by the Company Entities of the transactions contemplated hereby or thereby, except (in the case of consents, approvals and notices required under Contracts) where the failure to obtain such consents and approvals and give such notices could not reasonably be expected to have a Material Adverse Effect.

                 Section 4.5 Financial Information. Set forth as Schedule 4.5 are audited (a) consolidated balance sheets of the Company as at December 31, 1995 and 1994 (such balance sheet as at December 31, 1995 is sometimes referred to herein as the "Balance Sheet") and (b) consolidated statements of income, cash flows and changes in stockholders' equity of the Company for each of the years ended December 31, 1995, 1994 and 1993, all certified by Coopers & Lybrand, whose reports thereon are included therein (together with the balance sheets, and including all notes thereto, the "Financial Statements"). Such balance sheets and the notes thereto are true, complete and accurate and fairly present the assets, liabilities and financial condition of the Company on a consolidated basis as of the respective dates thereof, and such consolidated statements of income, cash flows and changes in stockholders' equity and the notes thereto are true, complete and accurate and fairly present the results of operations of the Company on a consolidated basis for the period therein referred to, all in accordance with GAAP consistently applied throughout the periods involved.

                 Section 4.6 No Undisclosed Liabilities. Except as set forth on
Schedule 4.6, the Continuing Company Entities as of the date hereof do not have any material liability or obligation of any nature, whether fixed or contingent or otherwise, whether due or to become due, including, without limitation, any unfunded obligation under any pension plan, any liability for Taxes or any environmental liabilities, that is not reflected or reserved against in the Balance Sheet or otherwise disclosed in the notes thereto, other than liabilities and obligations incurred subsequent to the date of the Balance Sheet in the ordinary course of business consistent with past practice and not in violation of this Agreement. Furthermore, except as set forth in Schedule 4.6, as of the date hereof, the Company does not know and has no reason to know of any basis for the assertion against the Continuing Company Entities of any such liability or obligation not fully reflected in the Balance Sheet or otherwise disclosed in the notes thereto. There are no agreements or arrangements pursuant to which any Continuing Company Entity has incurred Indebtedness or is liable for payments to Shareholders or former Shareholders or their respective Affiliates or Associates other than those set forth in
Schedule 4.6. Except as set forth on Schedule 4.6, EPH has no liabilities.

                 Section 4.7 Absence of Certain Changes. Except as set forth on
Schedule 4.7, and except as otherwise contemplated by this Agreement, (a) since the date of the Balance Sheet the business of the Company Entities has been conducted only in the ordinary course, consistent with past practice, and there has not occurred any event, condition, circumstance, change or development (whether or not in the ordinary course of business consistent with past practice) other than a Specified Illinois Gaming Industry Development that, individually or in the aggregate, has had or, in the future, is reasonably likely to have a Material Adverse Effect and (b) since the date of the Balance Sheet, neither the Shareholders nor any of the Company Entities has taken any action which, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1.

                 Section 4.8 Tax Matters. (a) Each of the Company and EPH is a small business corporation as defined in Section 1361 of the Code and has had in effect since its incorporation a valid election to be treated as an "S" corporation for federal income Tax purposes under the Code and in the State of Illinois, and none of the Company Entities or the Shareholders has taken or caused or permitted to be taken any action during such periods that would have caused a termination of such S elections. Each of the Company and EPH files a state income Tax Return only in Illinois.

                 (b) The Company Entities are registered to do business in the states and localities set forth in Schedule 4.8, and the Company Entities file Tax Returns in the states and localities set forth in Schedule 4.8.

                 (c) Except as set forth on Schedule 4.8:

                 (i) each of the Company Entities has (x) duly filed with the appropriate governmental authorities all Tax Returns required to be filed by it on or prior to the date hereof, and such Tax Returns are true, correct and complete in all material respects and (y) duly paid in full or made provision in accordance with GAAP for the payment of all Taxes for all periods ending through the date hereof;

                 (ii) there are no liens for Taxes upon the Shares or the assets of any of the Company Entities except for statutory liens for current Taxes not yet due;

                 (iii) since the date of the Balance Sheet, none of the Company Entities has incurred any liability for Taxes other than in the ordinary course of business consistent with past practice;

                 (iv) each of the Company Entities has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any foreign laws) and has, within the time and the manner prescribed by law, withheld from and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws;

                 (v) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of any of the Company Entities, and none of the Company Entities has received a written notice of any pending audits or proceedings;

                 (vi) there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against any of the Company Entities;

                 (vii) none of the Company Entities is a party to any agreement providing for the allocation or sharing of Taxes;

                 (viii) none of the Company Entities is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; and

                 (ix) no power of attorney has been executed by any of the Company Entities with respect to any matter relating to Taxes which is currently in force.

                 Section 4.9 Real Property. (a) Schedule 4.9(a) sets forth the location and a description of the Owned Property (as defined below) and the general nature of the facilities located on the Owned Property. For purposes of this Agreement, "Owned Property" shall mean all real property owned in fee by any Company Entity and each non-fee interest (other than a leasehold interest) owned by any Company Entity in any real property.

                 (b) Schedule 4.9(b) sets forth the location of, and a description of the general nature of the facilities located on, each parcel of real property and each interest in real property leased by any Company Entity (such real property, the "Leased Property", and together with the Owned Property, the "Property").

                 (c) There are now in full force and effect duly issued certificates of occupancy, where required, permitting the Property and the improvements located thereon to be legally used and occupied as the same are now constituted. Except as set forth on Schedule 4.9(c), each of the Properties is used exclusively for the business of the applicable Company Entity owning or leasing such Property. Except with respect to Environmental Laws, the Property does not violate any material provisions of any applicable building code, fire, health or safety regulations, or other governmental ordinances, orders or regulations, and the applicable Company Entity owning or leasing each Property is in material compliance with all applicable laws, ordinances, regulations, statutes, rules and restrictions relating to the applicable Property or any part thereof.

                 Section 4.10 Leases. (a) All leases of Property leased or subleased by or for the use or benefit of any Company Entity and all leases as to which any Company Entity is the lessee or sublessee, and all amendments and modifications thereof, are listed on Schedule 4.10(a) (true, correct and complete copies of which have been delivered to Buyer). All such leases are valid, binding and in full force and effect and are enforceable by the applicable Company Entity in accordance with their terms and have not been modified or amended, except as set forth in Schedule 4.10(a); each applicable Company Entity has performed all material obligations required to be performed by it to date under each such lease, and there has been no material breach or default under any such leases by any Company Entity, or, to the knowledge of the Company, any other party thereto, nor any such breach or default by any Company Entity, or, to the knowledge of the Company, any other party thereto which with notice or lapse of time or both would constitute an event of default thereunder.

                 (b) All leases of Property leased or subleased by or for the use or benefit of third parties to which any Company Entity is a party, and any and all amendments thereto and modifications thereof, are listed on Schedule 4.10(b) (true, correct and complete copies of which have been delivered to Buyer) all such leases are valid, binding and in full force and effect and are enforceable by the applicable Company Entity in accordance with their terms and have not been modified or amended, except as set forth in Schedule 4.10(b); no such lease, nor any other agreement relating to the Property, contains any option or right (conditional or otherwise) to extend the term thereof or to purchase all or any part of the Property or any rights therein; each applicable Company Entity has performed all material obligations required to be performed by it to date under each such lease; and there has been no material breach or default (or event which with notice or lapse of time or both would constitute an event of default) under any such lease by any Company Entity, or, to the knowledge of the Company, any other party thereto.

                 Section 4.11 Title to Assets. Except as disclosed on Schedule 4.11, (a) the Continuing Company Entities have good, marketable and insurable title (fee title, in the case of fee Owned Property) to, and are the owners of, the Owned Property and such ownership is free and clear of any and all Liens, other than Permitted Liens and (b) the Continuing Company Entities have good and valid title to their respective assets (other than the Owned Property and the Riverboat), free and clear of any and all Liens. The Company has good and marketable title to the Riverboat and owns the Riverboat free and clear of all Liens, except for the Liens pursuant to the CFSC Loan Documents.

                 Section 4.12 Tangible Personal Property. Schedule 4.12(a) lists each item of tangible personal property (other than inventory) owned by the Continuing Company Entities having an initial purchase price in excess of $10,000; Schedule 4.12(b) lists each item of tangible personal property leased by the Continuing Company Entities (other than pursuant to individual leases having an annual rental of less than $10,000 or which are terminable by the applicable Continuing Company Entity within ninety (90) days of the date hereof without penalty) and each item of personal property having a value of $10,000 or more used by a Continuing Company Entity and owned or leased by Persons providing services to a Continuing Company Entity; and Schedule 4.12(c) lists each live gaming device or electronic gaming device (including all gaming tables and slot machines) owned, leased or otherwise used by a Continuing Company Entity (collectively, the "Tangible Personal Property"). The Tangible Personal Property, together with other tangible personal property owned by the Continuing Company Entities or used by a Continuing Company Entity and owned by Persons providing services to the Continuing Company Entities, constitutes substantially all of the tangible personal property used in the operation of the business of the Continuing Company Entities and constitutes substantially all tangible personal property necessary to conduct the business of the Continuing Company Entities as presently conducted by them. Except as set forth on Schedule 4.12(d), (i) the Tangible Personal Property (other than the Riverboat) owned by the Continuing Company Entities and all other personal property, whether tangible or intangible, owned by the Continuing Company Entities is free and clear of any and all Liens and (ii) all the Tangible Personal Property is located at the Property and there is no material tangible personal property located at the Property which is not owned or leased by the Continuing Company Entities. The Tangible Personal Property (other than the Riverboat) is in all material respects in working order, ordinary wear and tear excepted. All the material Tangible Personal Property (other than the Riverboat) of the Continuing Company Entities has been maintained in all material respects in accordance with the past practice of the Continuing Company Entities and generally accepted industry practice. The Riverboat is in working order and has been maintained in all material respects in accordance with the past practice of the Company and generally accepted industry practice. All leased Tangible Personal Property of the Continuing Company Entities is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and upon the expiration thereof.

                 Section 4.13 Intellectual Property. (a) Schedule 4.13 contains a true, correct and complete list of the Continuing Company Entities' Intellectual Property and all license agreements relating thereto to which a Continuing Company Entity is a party (either as licensor or licensee) (the "License Agreements").

                 (b) The Continuing Company Entities are the sole and exclusive owners of the Intellectual Property and their rights under the License Agreements, and the Intellectual Property and all registrations and applications for registration therefor are currently standing in the name of the Continuing Company Entity set forth in Schedule 4.13. The Intellectual Property, License Agreements and Business Know-How are free and clear of all Liens, and the Intellectual Property and Business Know-How are free of all licenses to third parties except those set forth on Schedule 4.13. None of the Continuing Company Entities owns or is a party to any License Agreement with respect to any patent or application therefor. The Intellectual Property is valid and enforceable, all registrations were validly obtained, and no registration has lapsed, expired or been abandoned, or is subject to any pending or threatened opposition or cancelation proceeding before the United States Patent and Trademark Office or any other registration authority, except where such invalidity, unenforceability, lapse, expiration, abandonment or proceeding could not, individually or in the aggregate, reasonably be expected to have a material effect on the use by the Continuing Company Entities of such Intellectual Property. The Company does not know of a reason why any of the Continuing Company Entities' trademarks or service marks (other than common law trademarks or service marks) would not be registrable in any jurisdiction. Except as set forth in Schedule 4.13, there are no claims pending or, to the Company's knowledge, threatened, and the Continuing Company Entities have not received notice of any claims alleging that the Continuing Company Entities' activities infringe upon or constitute the unauthorized use of the proprietary rights of any third party, or challenging the Continuing Company Entities' ownership or the validity or enforceability of the Intellectual Property, the Business Know-How or the License Agreements. Except as set forth in Schedule 4.13, to the Company's knowledge, there are no infringements of the Intellectual Property or the License Agreements by third parties. Except as set forth in Schedule 4.13, none of the Continuing Company Entities has entered into any consent, indemnification, forbearance to sue, or settlement agreement with any third party relating to the Continuing Company Entities' Intellectual Property, Business Know-How or License Agreements, or the intellectual property or business know-how of any third party.

                 Section 4.14 Litigation. (a) Except as set forth in Schedule 4.14(a), there are no claims, actions, suits, proceedings or investigations pending or, to the Company's knowledge, threatened by any Company Entity at law or in equity or before or by any federal, state, municipal or other governmental court, department, commission, board, agency, instrumentality or authority or before any arbitration body.

                 (b) Except as set forth in Schedule 4.14(b), there are no claims, actions, suits, proceedings or investigations pending or, to the Company's knowledge, threatened against or adversely affecting any Company Entity or Shareholder at law or in equity or before or by any federal, state, municipal or other governmental court, department, commission, board, agency, instrumentality or authority or arbitration body which, as of the date of this Agreement, (i) involve a claim against any Company Entity of more than $10,000,
(ii) seek any injunctive relief or punitive damages not covered by insurance against any Company Entity or (iii) individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, and the Company as of the date hereof does not know or have any reason to know of any basis for any such claim, action, suit, proceeding or investigation. As of the Closing Date, there will be no pending or threatened claims, actions, suits, proceedings or investigations of the kind described in clause (iii) above, or which challenge the legality or validity of the transactions contemplated hereby or seek damages in excess of $100,000 in connection with the consummation of the transactions contemplated hereby. To the knowledge of the Company, except as set forth in
Schedule 4.14, none of the Company Entities is a party or subject to or in default under any material judgment, order, injunction or decree of any governmental entity or arbitration tribunal applicable to it or any of its respective properties, assets, operations or business.

                 Section 4.15 Insurance. (a) Schedule 4.15 (a) sets forth a complete and accurate list and description, including but not limited to annual premiums thereon, expiration dates thereof and the deductibles thereunder, of all policies of fire, liability, business interruption, hull and machinery, protection and indemnity, pollution, product liability, workers' compensation, health and other forms of insurance presently in effect with respect to the Continuing Company Entities, true copies of which have heretofore been delivered to Buyer.

                 (b) Except as set forth in Schedule 4.15(b), all such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of the Continuing Company Entities and of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated. The Company has kept the Riverboat insured under marine (including navigation and port risk), hull, protection and indemnity, machinery and pollution liability insurance. None of the Continuing Company Entities has been refused any insurance with respect to any aspect of the operations of the Continuing Company Entities, nor has the coverage been limited by any insurance carrier to which it has applied for insurance or with which it has insurance during the last three years. All premia and/or club calls respecting each such policy of insurance have been paid through the end of each respective policy year. No insurance or proceeds thereof have been assigned by any Continuing Company Entity to any Person, except assignments of hull and machinery insurance to Caterpillar Financial Services Corporation pursuant to the CFSC Loan Documents.

                 Section 4.16 Labor Matters. Except to the extent set forth in
Schedule 4.16, (i) each Company Entity is, and has at all times been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation; (ii) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or threatened against or affecting any of the Company Entities, and during the past three years there has not been any such action; (iii) to the Company's knowledge, no union claims to represent the employees of any of the Company Entities; (iv) none of the Company Entities is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company Entities; (v) to the Company's knowledge, none of the employees of the Company

Entities is represented by any labor organization and there is no current union organizing activities among the employees of the Company Entities, nor does any question concerning representation exist concerning such employees; (vi) there are no written personnel policies, rules or procedures applicable to employees of the Company Entities; (vii) the Company Entities have not received notice of any unfair labor practice charge or complaint against any of the Company Entities pending or threatened before the National Labor Relations Board or any similar state or foreign agency; (viii) the Company Entities have not received notice of any grievance arising out of any collective bargaining agreement or other grievance procedure against the Company Entities; (ix) the Company Entities have not received notice of any charges with respect to or relating to any of the Company Entities pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (x) the Company Entities have not received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation; (xi) the Company Entities have not received notice of any complaints, lawsuits or other proceedings pending or threatened in any forum by or on behalf of any present or former employee of the Company Entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship; and (xii) there are no employment contracts or severance agreements with any employees of any of the Company Entities which, by their terms, could result in any liability to the Company Entities.

                 Section 4.17 Compliance with WARN Act. Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act"), none of the Company Entities has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Company Entities or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of any of the Company Entities; nor has any of the Company Entities been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. None of the employees of any of the Company Entities has suffered an "employment loss" (as defined in the WARN Act) since January 1, 1993.

                 Section 4.18 Employee Benefit Plans; ERISA. (a) Schedule 4.18(a)(1) contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other employee benefit plan program, agreement or management, whether formal or informal, written or oral, that is maintained or contributed to or was maintained or contributed to at any time by any Company Entity or by any trade or business, whether or not incorporated, which together with any Company Entity would be deemed a "single employer" within the meaning of Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate"), within the last six years, for the benefit of any employee, former employee, consultant, officer or director of any Company Entity or any ERISA Affiliate (a "Plan"). Schedule 4.18(a)(2) identifies each Plan that is an "employee benefit plan" within the meaning of Section 3(3) of ERISA (a "Benefit Plan").

                 (b) With respect to each Plan, the Company has heretofore delivered to Buyer true and complete copies of each of the following documents to the extent applicable:

                 (i) a copy of the Plan (including all amendments thereto);

                 (ii) a copy of the most recent annual report with respect to each such Plan for the last two most recently completed plan years;

                 (iii) a copy of the most recent Summary Plan Description, together with each Summary of Material Modifications;

                 (iv) if the Plan is funded through a trust or any third-party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereto;

                 (v) all Contracts relating to any Plan with respect to which any Company Entity or any ERISA Affiliate may have any liability, including, without limitation, insurance contracts, investment management agreements, subscription or participation agreements and record keeping or other servicing or administration agreements; and

                 (vi) the most recent determination letter received from the IRS with respect to each Benefit Plan intended to qualify under Section 401 of the Code.

All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency or distributed to any Benefit Plan participant or beneficiary have been duly and timely filed or distributed and, to the knowledge of the Company, all reports, returns and similar documents actually filed or distributed were true, complete and correct in all material respects.

                 (c) No Benefit Plan is a "multiemployer plan", as such term is defined in Section 3(37) of ERISA and no Benefit Plan is subject to Title IV of ERISA; each of the Benefit Plans is, and has always been, operated in all material respects in accordance with the requirements of all applicable law; and each of the Benefit Plans intended to be "qualified" within the meaning of
Section 401(a) of the Code, and each related trust intended to be tax-exempt under Section 501(a) of the Code, has received a favorable determination letter from the Internal Revenue Service. No such favorable determination letter has been revoked, and, to the knowledge of the Company, revocation has not been threatened; to the knowledge of the Company, no event has occurred and no circumstances exist that would adversely affect the tax-qualification of such a plan; and no Benefit Plan has been amended since the effective date of its most recent determination letter.

                 (d) All contributions to, and payments from, the Benefit Plans required to be made by any Company Entity or any ERISA Affiliate in accordance with the terms of the Benefit Plans have been timely made as of the last day of the most recent plan year thereof ended prior to the date of this Agreement, or will be timely made in accordance with Section 404(a)(6) of the Code. All required contributions to, and payments from, the Plans for any period on or before December 31, 1995 that were not required to be made as of such date were properly accrued and reflected on the Balance Sheet.

                 (e) No Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of any Company Entity or any ERISA Affiliate for periods extending beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or an ERISA Affiliate or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary)).

                 (f) There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan; none of the Company Entities has incurred any liability for any excise tax arising under Section 4975 or 4976 of the Code or civil penalty assessed pursuant to Section 409 or 502(i) of ERISA and, to the Company's knowledge, no fact or event exists that could give rise to any such liability with respect to any Benefit Plan; there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans, or any trusts related thereto or any trustee or administrator thereof, and no litigation or administrative or other proceeding has occurred or, to the best knowledge of the Company, is threatened involving any Plan or any trusts related thereto or any trustee or administrator thereof.

                 (g) No provision of any Benefit Plan that is an "employee welfare benefit plan", as such term is defined in Section 3(1) of ERISA (each, a "Welfare Plan"), limits the ability of any of the Company Entities to amend or terminate such Welfare Plan at any time after the Closing Date and there have been no written or, to the Company's knowledge, oral communications to employees, former employees or their respective dependents by any of the Company Entities to the contrary. The list of plans in Schedule 4.18(a)(1) discloses whether each Welfare Plan is (i) unfunded, (ii) funded through a "welfare benefit fund", as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured.

                 (h) The consummation of the transactions contemplated by this Agreement will not (i) except as a result of the termination pursuant to Section
2.3 of the

Contracts referred to in Schedule 2.3, (a) entitle any current or former employee or officer of any Company Entity to severance pay, unemployment compensation or any other similar payment or (b) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer, or (ii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code.

                 (i) No employee of any of the Company Entities is a "leased employee" within the meaning of Section 414(n) of the Code.

                 Section 4.19 Environmental Matters. (a) Except as set forth in
Schedule 4.19(a), each of the Company Entities is in compliance in all material respects with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by the Company Entities of, and their compliance in all material respects with terms and conditions of, all permits, certificates of financial responsibility and other governmental authorizations required under applicable Environmental Laws ("Environmental Permits"). Except as set forth in Schedule 4.19(a), no Company Entity has received any formal communication (written or oral) that alleges that any Company Entity is not in such material compliance, and, to the Company's knowledge, except as identified elsewhere in this Section 4.19, there are no circumstances or conditions that under existing Environmental Law could reasonably be expected to prevent or interfere with such material compliance in the future. All permits, certificates of financial responsibility and other governmental authorizations currently held by any Company Entity pursuant to Environmental Laws are identified in Schedule 4.19(a).

                 (b) Except as set forth in Schedule 4.19(b) there is no Environmental Claim pending or, to the Company's knowledge, threatened against any Company Entity or against any person or entity whose liability for any Environmental Claim any Company Entity has contractually retained or assumed.

                 (c) Except as set forth in Schedule 4.19(c), there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the presence, release, emission, discharge or disposal by any Person of any Material of Environmental Concern at or under any facility currently or formerly owned or operated by any Company Entity, that could reasonably be expected to form the basis of any Environmental Claim against any Company Entity or against any person or entity whose liability for any Environmental Claim any Company Entity has contractually retained or assumed.

                 (d) Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where any Company Entity has stored, disposed or arranged for the disposal of Materials of Environmental Concern are identified in Schedule 4.19(d); (ii) all underground storage tanks, and the capacity and contents of such tanks, located on property owned or leased by any Company Entity are identified in Schedule 4.19(d); (iii) except as set forth in Schedule 4.19(d), and except with respect to the Property located in Missouri, there is no asbestos contained in or forming part of any building, building component, vessel, structure or office space owned or leased by any Company Entity; and (iv) except as set forth in Schedule 4.19(d), no polychlorinated biphenyls (PCBs) are used or stored at any property owned or leased by any Company Entity in violation of any Environmental Law.

                 (e) All river dredging operations and disposal of dredge spoils have been carried out in compliance in all material respects with all applicable Environmental Laws, and, except for the currently existing condition of the Illinois River, of which the Company has general knowledge but no knowledge with regard to the impact of such condition on dredging, the Company is aware of no facts, conditions or circumstances, other than conditions imposed by the Company's Environmental Permits or other requirements of law that have been specifically applied to the Company's dredging operations, that could reasonably be expected to prevent or restrict in any manner the continuation of such dredging in substantially the same manner and at substantially the same locations as previously carried out.

                 Section 4.20 No Condemnation or Expropriation. Neither the whole nor any portion of the Property or any other assets of any Company Entity is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority, with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed.

                 Section 4.21 Suppliers. Schedule 4.21 contains a true and complete list of the names and addresses of the twenty-five largest suppliers (indicating dollar volume for each) of products and services to the Company during the twelve months ended December 31, 1995, indicating the existing contractual arrangements for continued supply from each such firm. The Company has not received any notice of, and knows of no reasonable basis for, any development which threatens to affect adversely its arrangements with its suppliers that could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.21, there are no supply arrangements between any Continuing Company Entity and the Shareholders or Affiliates of the Shareholders which are on terms more or less favorable to a Continuing Company Entity than could be obtained by such Continuing Company Entity in transactions with unaffiliated third parties.

                 Section 4.22 Contracts and Commitments. Except as set forth on
Schedule 4.22 or expressly referred to in the notes to the Financial Statements:

                 (a) None of the Company Entities is party to or bound by any Contract which is material to its business, operations, financial condition or prospects or which involves, or is reasonably likely to involve, the expenditure or receipt by a Company Entity after the date of the Balance Sheet of more than $25,000. The legal enforceability after the Closing by the Continuing Company Entities of their respective Contracts will not be affected in any material respect by the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                 (b) No purchase commitment of any of the Company Entities, or by which any of the Company Entities is bound, is materially in excess of the normal, ordinary and usual requirements of the business or in the opinion of the management of the Company is at an excessive price.

                 (c) None of the Company Entities is a party to or bound by (i) any Contract (other than this Agreement, the Shareholders' Agreement, the EPHLP Partnership Agreement or the Coordination Agreement) with Shareholders or former Shareholders, or any Person known to the Company to be an Affiliate or Associate of a Shareholder or former Shareholder, (ii) any Contract with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by the applicable Company Entity at will without liability, penalty or premium, (iii) any Contract providing for the payment of any bonus or commission based on sales or earnings, (iv) any Contract that contains any severance or termination or change in control pay liability or obligation, (v) any Contract for the purchase or sale of any security (other than this Agreement), (vi) any Contract for the borrowing of money (or guarantee of indebtedness), (vii) any Contract for leasing personal property which requires annual payments in excess of $50,000 or the term of any of which exceeds two years, (viii) any Contract relating to express product or service warranties, (ix) any Contract containing a covenant not to compete by a Continuing Company Entity, (x) any Contract granting a Lien, security interest or other material encumbrance on any property or asset of any Company Entity, (xi) any Contract providing for exclusive purchases by or from a Continuing Company Entity or containing a requirement purchase obligation, (xii) any Contract with East Peoria or a Jamaica Entity, (xiii) any Contract providing for administration, service, utilization review, adjustment, claims management or similar functions relating to insurance, litigation or Plans of any of the Company Entities or (xiv) any Contract for the sale of any of the assets, property or rights of a Company Entity outside of the ordinary course of business, except as contemplated by this Agreement.

                 (d) No Continuing Company Entity has given any power of attorney (whether revocable or irrevocable) to any Person that is or may hereafter be in force for any purpose whatsoever.

                 (e) No Continuing Company Entity is paying, or has any obligation to pay, any pension, deferred compensation or retirement allowance to any Person.

                 (f) Each material Contract of a Continuing Company Entity is valid and binding upon such Continuing Company Entity and, to the knowledge of the Company, each other party thereto and is in full force and effect and enforceable by the applicable Continuing Company Entity in accordance with its terms. Each applicable Continuing Company Entity has performed all obligations required to be performed by it to date under each Contract to which such Continuing Company Entity is a party, and there has been no breach or default or claim of default by a Continuing Company Entity or, to the knowledge of the Company, by any other party thereto under any provision thereof and no event has occurred which, with or without notice, the passage of time or both, would constitute a default by the Company or, to the knowledge of the Company, any other party thereto under any provision thereof or which would permit modification, acceleration or termination of any Contract by any other party thereto or by a Continuing Company Entity, except for such defaults which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

True, complete and correct copies of each of the Contracts set forth in
Schedule 4.22 or expressly referred to in the notes to the Financial Statements have heretofore been provided to Buyer by the Company.

                 Section 4.23 Compliance with Applicable Law. (a) Except as set forth in Schedule 4.23(a), (i) each of the Company Entities has in the past complied and is presently complying with all applicable laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments or decrees of all governmental authorities (federal, state, local or otherwise) (collectively, "Laws"), including, but not limited to, all Gaming Laws (as defined below), the Federal Occupational Safety and Health Act and all Laws relating to the safe conduct of business and environmental protection and conservation, the Civil Rights Act of 1964 and Executive Order 11246 concerning equal employment opportunity obligations of federal contractors and any applicable health, sanitation, fire, safety, labor, zoning and building laws and ordinances, except for such failures to comply that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (ii) none of the Company Entities has received notification of any asserted present or past failure to so comply and (iii) to the knowledge of the Company, each of the Company Entities is in compliance in all material respects with all applicable Laws governing or relating to the current or contemplated casino and gaming activities and operations of the Company Entities, including the Illinois Riverboat Gambling Act and the rules and regulations promulgated thereunder ("Gaming Laws").

                 (b) To the knowledge of the Company, each of the Company Entities has in effect all federal, state, local or other governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits, registrations, variances and rights, including all authorizations under Environmental Laws and Gaming Laws ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted other than such Permits the absence of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and there has occurred no default under any such Permit other than such defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Company has obtained and maintained in full force and effect all U.S. Coast Guard approvals, U.S. Army Corps of Engineers permits and all other rights, authorizations, certificates, licenses, consents, approvals and permits necessary to operate (including all matters related to the cruising schedule and route) and dock the Riverboat in the manner in which it is currently operated. The Riverboat has been operated in material compliance with its U.S. Coast Guard marine document and all applicable stability letters. The Company has complied, and has caused the Riverboat to comply, in all material respects with all Laws or Permits applicable to the ownership or operation of the Riverboat.

                 (c) The Company holds a license to own a riverboat gambling operation issued under the provisions of the Illinois Riverboat Gambling Act (the "License") and such License is in full force and effect and has not been revoked or suspended, and there has occurred no default under such license except as set forth in Schedule 4.23(c). The Company has maintained and presently maintains at all times reserves for working capital, capital improvement, replacements and/or contingencies to the extent, and in the amounts, required by the Illinois Riverboat Gambling Act and the rules and regulations promulgated thereunder, including, without limitation, Title 86 Chapter IV, Section 3000.1072 (cash reserve requirements).

                 (d) Since 1991 and except as disclosed in Schedule 4.23(d), neither the Company nor any Affiliate of the Company has (i) ever applied for a casino, racing or other gaming license in any state or other jurisdiction and been denied, (ii) experienced any revocation or failure to renew any such license or (iii) not applied for any such license or renewal after being informed orally or in writing by any regulatory authority in any state or other jurisdiction, or any representative of such regulatory authority, that the Company or such Affiliate of the Company, as the case may be, would be denied such a license or renewal if it were applied for.

                 (e) The Company has given Buyer access to (i) copies of all material correspondence between the Illinois Gaming Board and the Company relating to the Company's compliance with the rules and regulations of the Illinois Gaming Board and the terms of the License, (ii) a true and complete copy of the Company's original Gaming Application for an Owner's License filed with the Illinois Gaming Board (excluding Personal Disclosure Forms of the Shareholders) and any and all amendments and updates made thereto; (iii) a true and complete copy of the Company's 1995 Renewal Application filed with the Illinois Gaming Board (excluding Personal Disclosure Form updated information unless it relates to shareholder criminal history) and any and all amendments and updates made thereto; and (iv) a true and complete copy of the Company's 1996 Application for an Owner's License Renewal filed with the Illinois Gaming Board on December 15, 1995 (excluding Personal Disclosure Form updated information unless it relates to shareholder criminal history) and any and all amendments and updates made thereto. Except as disclosed in such correspondence and such applications or as set forth in Schedule 4.23(e), the Company is not aware of any facts or circumstances relating to the conduct of any Company Entity, or any director, officer, employee or Shareholder of any Company Entity that could cause the Illinois Gaming Board to revoke, suspend or fail to renew the License or take disciplinary action against any of the Company Entities or any shareholder or equityholder thereof.

                 Section 4.24 Bank Accounts. Schedule 4.24 sets forth the names and locations of all banks in which any Continuing Company Entity has a bank account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto. At the Closing, the Company will deliver to Buyer copies of all records, including all signature or authorization cards, pertaining to such bank accounts and safe deposit boxes.

                 Section 4.25 Assets Necessary to Business. The Continuing Company Entities presently have and immediately prior to the Closing will have good, valid and marketable title to all property and assets, real, personal and mixed, tangible and intangible, and all leases, licenses and other agreements, necessary to permit the Continuing Company Entities to carry on the respective businesses of the Continuing Company Entities as presently conducted.

                 Section 4.26 Commissions. Except as set forth on Schedule 4.26, there are no claims for brokerage commissions or finder's fees incurred by reason of any action taken by any of the Shareholders or any of the Company Entities.

                 Section 4.27 Disclosure of All Material Facts. The Company has disclosed to Buyer in writing in or pursuant to this Agreement all facts, of which the Company is aware, material to a Person considering a purchase of the Shares. No representation or warranty to Buyer contained herein, and no statement contained in any certificate, schedule, list or other writing furnished to Buyer pursuant to the provisions of this Agreement, contains any untrue statement of a material fact or omits to state a material fact which is necessary in order to make the information given by or on behalf of the Company to Buyer or its representatives prior to the Closing not misleading and which if disclosed would reasonably affect the decision of a Person considering a purchase of the Shares.

                 Section 4.28 Hotel Construction Budget. Schedule 4.28(a) sets forth in the column entitled "Construction Expense" the committed amounts with respect to each line item set forth in such Schedule for the construction and development of the Hotel pursuant to the Standard Form of Agreement (the "Construction Agreement") between EPHLP and River City Construction Co. dated May 19, 1995, as amended and in effect on the date hereof. Schedule 4.28(b) sets forth in the column entitled "Construction Expense" the amount that each contractor referred to in such Schedule has agreed to charge for all of its services to be provided in connection with the construction and development of the Hotel.

                 Section 4.29 East Peoria Matters. (a) The transactions contemplated hereby, including the sale of the Shares to Buyer, do not, and as of the Closing Date will not, violate or constitute a default under any Contracts between East Peoria and any of the Company Entities or Shareholders.

                 (b) As of the date hereof none of the Company Entities is, and as of the Closing Date none of the Company Entities will be, in material breach or violation of any such Contract.

                 (c) As of the date hereof, East Peoria has not asserted the existence of any violation, breach or default under any such Contract. As of the Closing Date, East Peoria will not have made any such assertion with regard to which (i) the assertion (in light of the likelihood that East Peoria will take further action in connection therewith) or
(ii) the alleged violation (in light of the likelihood that the assertion is correct and the consequences if it is correct) could reasonably be expected to have a material adverse effect on the business or operations of the Continuing Company Entities or Buyer's ownership or effective control thereof.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                 Buyer hereby represents and warrants to the Shareholders that:

                 Section 5.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

                 Section 5.2 Authority. Buyer has the corporate power and authority to execute, deliver and perform this Agreement and the other instruments and documents required or contemplated hereby. Buyer will deliver to the Shareholders prior to the Closing a complete and correct copy, certified by its Secretary, of the resolutions heretofore duly and validly adopted by its Board of Directors evidencing such authorization (which resolutions will not have been rescinded prior to and will be in full force and effect on the date of the Closing). No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the transactions contemplated hereby or thereby.

                 Section 5.3 Binding Effect, No Violation, Consents. This Agreement constitutes, and, when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, and (assuming receipt of the consents, approvals and authorizations specifically contemplated by the next sentence) neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto, nor the consummation by Buyer of the transactions contemplated hereby or thereby will (i) violate or conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of Buyer, (ii) violate or conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets under, any Contract to which Buyer is a party or by which its assets or properties may be bound or affected or (iii) violate any statute or law or any rule, regulation, order, writ, injunction or decree of any court or governmental authority, excluding from the foregoing clauses (ii) and (iii) such defaults, rights and violations which, in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated hereby. Except for consents, approvals or authorizations set forth in Schedule 5.3 and except for consents required under the Illinois Riverboat Gambling Act and the applicable requirements of the HSR Act, no consent, approval, authorization or action by, notice to or filings with, any governmental authority or any other Person is required in connection with the execution of this Agreement, the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation by Buyer of the transactions contemplated hereby or thereby, except where the failure to obtain such consent, give such notice or make such filing could not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

                 Section 5.4 Litigation. There are no claims, actions, suits, proceedings or investigations pending or threatened by or against Buyer, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority, other than claims, actions, suits, proceedings or investigations pending or threatened which individually or in the aggregate could not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, and Buyer does not know or have any reason to know of any basis for any such claim, action, suit, proceeding or investigation.

                 Section 5.5 Commissions. Except as set forth on Schedule 5.5, there are no claims for brokerage commissions or finder's fees incurred by reason of any action taken by Buyer.

                 Section 5.6 Access to Information. Buyer hereby acknowledges and confirms that it has been provided access to information concerning, among other things, the business affairs and financial condition of the Company and had the opportunity to ask questions of and receive information and answers from officers of the Company respecting, among other things, the business affairs and financial conditions of the Company.

                 Section 5.7 Commitment Letter. Buyer has heretofore provided to the Company a true, complete and correct copy of the commitment letter dated April 4, 1996, among Buyer, California Hotel and Casino and Canadian Imperial Bank of Commerce, as amended or supplemented to date.

                                   ARTICLE VI

               COVENANTS OF THE SHAREHOLDERS, THE COMPANY AND EPH

                 Each of the Shareholders, solely for itself (on a several, and not joint and several basis), except as provided in Section 13.12, solely with respect to Sections 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, 6.11 and 6.14 (to the
extent such Sections contain covenants of the Shareholders) and Sections 6.1(j),
(k), (l) and (n) and Section 6.9, covenants and agrees with Buyer that, from the date hereof until the Closing, the Shareholders will, and each of the Company and EPH covenants and agrees with Buyer that, from the date hereof until the Closing, it will do (or cause to be done) the following:

                 Section 6.1 Operation of the Business. Each of the Continuing Company Entities (i) will conduct its respective business (including, without limitation, the Company's management of Working Capital) diligently, only in the ordinary course and substantially in the same manner as heretofore conducted; provided, however, that (A) the Company may declare and pay certain cash dividends prior to the Closing in amounts greater than the Company has paid historically, so long as the Working Capital at the Closing shall be greater than or equal to $0.00; and (B) that the Continuing Company Entities may take such actions outside the ordinary course of business as required by law or as expressly contemplated or required by this Agreement and (ii) will obtain Buyer's consent to any business decision reasonably likely to have a significant financial or operational effect on the Continuing Company Entities. Without limiting the foregoing, unless Buyer otherwise consents in advance in writing:

                 (a) The Company Entities will give prompt notice to Buyer of
(i) any breach or default (or notice thereof) of any of their respective material Contracts or (ii) any other event that has resulted or may result in a Material Adverse Effect.

                 (b) The Company Entities will not incur or guarantee any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) material to the Continuing Company Entities or enter into any Contract that (had such Contract been in existence on the date hereof) would have been required to be set forth on Schedule 4.22, or amend any of their respective Certificates of Incorporation, By-Laws, partnership agreements or other organizational or governing documents, as applicable.

                 (c) The Continuing Company Entities will (i) make the capital expenditures disclosed in the capital budget set forth on Schedule 6.1(c) pursuant to and in accordance with their existing commitments, (ii) use commercially reasonable efforts to pursue the diligent completion of the renovation and expansion of the pavilion in accordance with the Pavilion Documents attached as Exhibit 6.1(c) as in effect on the date hereof and (iii) not make other capital expenditures except (A) as contemplated in Section 11.3,
(B) capital expenditures which individually (including any series of related expenditures) do not exceed $100,000 and in the aggregate do not exceed $250,000, (C) with the prior written consent of Buyer (which Buyer shall not unreasonably withhold with respect to capital expenditures that do not involve any post-Closing liability to or obligation or commitment of any of the Continuing Company Entities or Buyer) or (D) as required to meet an emergency (it being understood and agreed that the Company shall promptly notify Buyer of any such emergency and the emergency expenditures and other actions to be taken by the Company in response thereto).

                 (d) Except as directed by the Construction Manager, the Continuing Company Entities will not pay, discharge or satisfy any Lien or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than liabilities shown on the Balance Sheet and liabilities incurred after the date thereof in the ordinary course of business in normal amounts, and no such payment, discharge or satisfaction shall be effected other than in accordance with the ordinary payment terms relating to the liability paid, discharged or satisfied.

                 (e) Except as directed by the Construction Manager, the Continuing Company Entities will not permit or allow any of their respective properties or assets, real, personal or mixed, tangible or intangible, to be mortgaged, pledged or subjected to any Lien, except for any Permitted Liens.

                 (f) The Continuing Company Entities will not cancel any debts or claims except in the ordinary course of business and consistent with past practice, or waive any rights of material value or, except for inventory sold in the ordinary course of business, disposal of obsolete assets and the transfer of Excluded Assets in accordance with this Agreement, sell, transfer or convey any of their respective properties or assets, real, personal or mixed, tangible or intangible.

                 (g) The Continuing Company Entities will not dispose of or permit to lapse any Intellectual Property.

                 (h) Except as provided in Section 2.3, the Continuing Company Entities will not adopt, amend or terminate any Benefit Plan and will not enter into any employment contract or compensation arrangement of any kind whatsoever, or change (including, without limitation, any change pursuant to any bonus, pension, profit-sharing or other plan, commitment, policy or arrangement) the compensation payable or to become payable to any of their respective officers, directors, employees or agents except for such changes which are in the ordinary course of business and are not material or are required by law.

                 (i) The Continuing Company Entities will not make any pension, retirement, profit-sharing, bonus or other employee welfare or benefit payment or contribution, other than in the ordinary course of business and consistent with past practice.

                 (j) The Company and EPH will not declare, pay or make, or set aside for payment or making, any dividend or other distribution (other than cash dividends and the transfer of Excluded Assets in accordance with this Agreement) in respect of their capital stock or other securities, or directly or indirectly redeem, purchase or otherwise acquire any of the capital stock or other securities of either the Company or EPH.

                 (k) The Company and EPH will not subdivide or in any way reclassify any shares of their respective capital stock.

                 (l) The Continuing Company Entities will not (i) issue, grant or sell any shares of their respective capital stock or any equity interest or security or (ii) issue, grant or sell any security, option, warrant, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the issuance, sale, pledge or other disposition of any shares of their respective capital stock or any equity interest or security.

                 (m) The Continuing Company Entities will not make any change in any accounting principles, practices or methods, including their principles, practices or methods relating to calculation of reserves for receivables.

                 (n) Other than the transfer of Excluded Assets and the termination of the Contracts referred to in Section 2.3, in each case in accordance with this Agreement, the Continuing Company Entities will not pay, loan, or advance any amount to or in respect of, or sell, transfer or lease any property or assets (real, personal or mixed, tangible or intangible) to, or enter into any transaction with or for the benefit of, any of their respective officers or directors or any Affiliate or Associate of any of their respective officers or directors or any of the Shareholders or any Affiliate or Associate of any of the Shareholders.

                 (o) Except as directed by the Construction Manager, the Continuing Company Entities will not enter into any lease of real property or material lease of personal property.

                 (p) The Continuing Company Entities will not terminate or amend, or fail to perform any of their obligations or cause any breach under, any Contract set forth in Schedule 6.1(p)(1) or any other material
Contract. The Continuing Company Entities will exercise their respective commercially reasonable efforts to renew each of the Contracts set forth on
Schedule 6.1(p)(2) which is scheduled to terminate prior to the Closing
Date.

                 (q) Each of the Continuing Company Entities will use commercially reasonable efforts to preserve intact the existing relationships with its suppliers, customers and employees and others with which it has business relationships. The Continuing Company Entities will permit Buyer, in consultation and cooperation with the representatives of the Continuing Company Entities, to contact suppliers, customers and employees.

                 (r) The Continuing Company Entities will maintain the insurance referred to in Schedule 4.15.

                 (s) Each of the Company Entities will duly comply in all material respects with all laws applicable to it and its properties, operations, business and employees. The Company will maintain at all times reserves for working capital, capital improvement, replacements and/or contingencies to the extent, and in the amounts, required by all applicable Gaming Laws. The Company will own and operate the Riverboat at all times in material compliance with its U.S. Coast Guard marine document and all applicable stability letters. The Company will maintain the Riverboat in good working order, subject to ordinary wear and tear, in accordance with the past practice of the Company. The Company will comply, and cause the Riverboat to comply, in all material respects with all Laws or Permits applicable to the ownership or operation of the Riverboat.

                 (t) The Continuing Company Entities will not change any of their policies or practices relating to the extension of credit to customers or the collection from customers of receivables arising from gaming operations.

                 Section 6.2 Access. The Shareholders, to the extent within their control, and the Company Entities will permit Buyer and its authorized representatives at all reasonable times, and upon reasonable notice, to have access to and to examine all premises, properties, files, books, documents, records, financial information (including working papers and data in the possession of the Company's independent public accountants, internal audit reports, and "management letters" from such accountants with respect to the Company's systems of internal control) and other information of the Company Entities (including the right to make extracts therefrom or copies thereof), and will cooperate with Buyer in its investigation of the Company Entities. Each of the Shareholders and the Company Entities will permit representatives of Buyer to consult with him, or its personnel, as the case may be, concerning all financial and operational matters relating to the Company Entities and will be available, or, in the case of the Company Entities, make available its personnel, to consult with such representatives. The Continuing Company Entities will promptly furnish to Buyer all existing surveys and title and lien searches, examinations, binders and commitments as are available. The Shareholders and the Company Entities will promptly furnish to Buyer such other documents relevant to the transaction contemplated hereby as may reasonably be requested from time to time.

                 Section 6.3 Existence. Except as expressly contemplated by and in accordance with Sections 1.4(d) and 2.1, the Shareholders, to the extent within their control, and the Company Entities will take such action as may be necessary to maintain, preserve, renew and keep in full force and effect each such entity's existence (corporate or otherwise), rights and franchises and will not amend any such entity's Certificate of Incorporation or By-Laws, partnership agreement or other applicable organizational or governing document.

                 Section 6.4 Consents. The Shareholders and the Company Entities shall at their own expense obtain prior to the Closing all consents, other than governmental consents, necessary to the consummation of the transactions contemplated hereby, including, without limitation, any such non-governmental consents set forth on Schedule 3.3 or Schedule 4.4 and such other non-governmental consents as Buyer or its counsel shall reasonably determine to be necessary. All such consents shall be in writing, and executed counterparts thereof shall be delivered to Buyer promptly after receipt thereof by the Company Entities or the Shareholders but in no event later than immediately prior to the Closing.

                 Section 6.5 Governmental Filings. Each of the Company Entities and each of the Shareholders will, at the expense (subject to Section 14.3) of the Company or such Shareholders, as promptly as practicable, make any required governmental filings, including filings pursuant to the Illinois Riverboat Gambling Act and the HSR Act, and comply with any applicable governmental waiting periods, notification or other procedures required to be complied with by it in connection with the transactions contemplated by this Agreement. The Shareholders will cooperate with the Company Entities in connection with such filings.

                 Section 6.6 Performance. The Company Entities and the Shareholders will perform all acts to be performed by them pursuant to this Agreement and will refrain from taking or omitting to take any action that would violate the Shareholders' or the Company's representations and warranties hereunder or render them inaccurate as of the date hereof or the Closing Date or that in any way would prevent or adversely affect the consummation of the transactions contemplated hereby. The Company Entities and the Shareholders will use their respective commercially reasonable efforts to satisfy or cause to be satisfied all the conditions to the obligations of Buyer set forth in Article IX.

                 Section 6.7 Updating of Information. (a) The Company Entities and the Shareholders shall have the continuing obligation to supplement or amend, within a reasonable period of time prior to the Closing Date, the Schedules being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. If when any such supplement or amendment of the Schedules is delivered to Buyer, the Company and the Shareholder's Representative acknowledge in writing that the condition set forth in Section 9.1 has become incapable of fulfillment, such supplement or amendment shall modify the representations and warranties made by the Company or the Shareholders hereunder for purposes of the obligations of the Shareholders to indemnify Buyer pursuant to Article XIII; provided, however, that such supplement or amendment of the Schedules shall not modify the representations and warranties made by the Company and the Shareholders hereunder for purposes of satisfying the condition set forth in Section 9.1.

                 (b) The Company Entities and the Shareholders shall, within two weeks following the date hereof, supplement and amend (x) Schedules 4.10(a), 4.11, 4.16, 4.18, 4.22(a) and 4.22(c) with respect to Contracts to which Annabel Lee, L.P. is a party or by which it or its assets or properties are bound, (y) Schedules 4.14(a) and 4.14(b) with respect to claims, actions, suits, proceedings or investigations pending or, to the Company's knowledge, threatened by or against Annabel Lee, L.P., and (z) Schedule 4.19 with respect to environmental matters relating to Annabel Lee, L.P., in each case as of the date of delivery of each such supplemented or amended Schedule and with respect to any such matter which, if existing or known at the date of this Agreement, would have been required to be set forth in such Schedules. Such supplement or amendment shall modify the representations and warranties made by the Company hereunder for purposes of the obligations of the Shareholders to indemnify Buyer pursuant to Article XIII; provided, however, that such supplement or amendment shall not modify the representations and warranties made hereunder for purposes of satisfying the condition set forth in Section 9.1.

                 Section 6.8 Shareholders' Agreement. The Company and each of the Shareholders hereby (i) agrees that the provisions of Article II of the Amended Shareholders Agreement, dated August 27, 1991, between the Company and the Shareholders, as amended (the "Shareholders' Agreement"), are not applicable to the transactions contemplated by this Agreement, (ii) waives any rights thereunder with respect to such transactions, (iii) agrees that as of the Closing the Shareholders' Agreement shall terminate and (iv) releases as of the Closing any and all claims arising thereunder against the Company.

                 Section 6.9 S Corporation Status. The status of the
Company as an S corporation for federal and state income Tax purposes will be maintained.

                 Section 6.10 Monthly Financial Statements; Weekly Gaming Revenue Reports; Employment Information Updates. (a) The Company will deliver to Buyer, promptly after they become available and in any case within 30 days after the end of each calendar month, an unaudited balance sheet of each of the Company and EPHLP as of the end of such month and unaudited statements of income of each of the Company and EPHLP for the one-month period then ending and the period since January 1, 1996. Such balance sheets and statements of income of the Company shall be in the form currently prepared by the Company except that such balance sheets and statements of income shall not consolidate the applicable financial data of EPHLP with that of the Company. All such balance sheets and statements of income shall be prepared in good faith and derived from the books and records of the Company Entities.

                 (b) The Company will deliver to Buyer, promptly after they become available and in any case within five (5) days after the end of each week, reports setting forth the gross gaming win of the Company during such week. Such reports shall be prepared in good faith and derived from the books and records of the Company.

                 (c) The Company will deliver to Buyer monthly reports setting forth all terminations of and resignations by employees of the Company Entities, which reports shall specify (i) the age, gender and race (if known to the Company) of each employee, (ii) the date of termination or resignation and (iii) the stated reason or cause (if known to the Company) for such termination or resignation.

                 Section 6.11 Other Transactions. Except as expressly contemplated by this Agreement, from the date of this Agreement to the Closing, none of the Shareholders, the Company or (to the extent within the control of the Shareholders or the Company) any of their Affiliates shall, nor shall they permit any of their respective officers, directors, stockholders, equityholders or other representatives to, directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any person or group (other than Buyer and its representatives) concerning any merger, sale of securities, sale of substantial assets or similar transaction involving any of the Continuing Company Entities. In the event that any of the Shareholders, the Company or any of such Affiliates receives a proposal relating to any such transaction, the Shareholders or the Company shall promptly notify Buyer of such proposal.

                 Section 6.12 Interest Periods. The Company will ensure that any Indebtedness of the Company outstanding at Closing, to the extent such Indebtedness bears interest at a rate based on the London interbank offered rate, does not have an interest period in excess of one month.

                 Section 6.13 Owner's Affidavits. The Company Entities shall deliver to the title insurance companies issuing title commitments to Buyer (or Buyer's designee) with respect to any part of the Property owned by any Continuing Company Entity such customary owner's affidavits as will enable such title insurance companies to (a) delete or modify as customary the so-called "standard-printed exceptions" from the title insurance policies to be issued to Buyer (or Buyer's designee) on the Closing Date and (b) attach a non-imputation endorsement to such policies to be issued on the Closing Date.

                 Section 6.14 Confidentiality of Information. Each of the Shareholders, the Company and EPH acknowledge that the terms and provisions of the Buyer Confidentiality Agreement are in full force and effect and apply to any and all information furnished by Buyer pursuant to this Agreement. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Buyer Confidentiality Agreement shall continue to be in full force and effect in accordance with its terms.

                                   ARTICLE VII

                               COVENANTS OF BUYER

                 Buyer covenants and agrees with the Shareholders that from the date hereof until the Closing:

                 Section 7.1 Performance. Buyer will perform all acts to be performed by it pursuant to this Agreement and will refrain from taking or omitting to take any action that would violate its representations and warranties hereunder or render them inaccurate as of the date hereof or the Closing Date or that in any way would prevent or adversely affect the consummation of the transactions contemplated hereby. Buyer will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions to the obligations of the Shareholders set forth in Article X.

                 Section 7.2 Governmental Filings. Buyer will, as promptly as practicable, make any required governmental filings required of Buyer, including filings pursuant to the Illinois Riverboat Gambling Act and the HSR Act, and comply with any applicable governmental waiting periods or notification or other procedures required to be complied with by it in connection with the transactions contemplated by this Agreement. Buyer's filings with the Illinois Gaming Board in connection with the transactions contemplated hereby shall be true, complete and correct in all material respects.

                 Section 7.3 Confidentiality of Information. Buyer acknowledges that the terms and provisions of the Confidentiality Agreement are in full force and effect and apply to any and all information furnished to Buyer pursuant to this Agreement. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Confidentiality Agreement shall continue to be in full force and effect in accordance with its terms.

                 Section 7.4 Shareholder Releases. At the Closing, Buyer shall deliver, or cause to be delivered, documentation, in form and substance reasonably satisfactory to the Shareholders' Representative, (a) releasing the Shareholders from their obligations pursuant to the agreements listed on
Schedule 7.4 or (b) evidencing the termination of such agreements (the "Shareholder Releases").

                                  ARTICLE VIII

                              ENVIRONMENTAL MATTERS

                 Section 8.1 Site Access. Commencing no later than the date, the Continuing Company Entities will make the Property located in East Peoria (the "East Peoria Property") reasonably available to Buyer and/or Buyer's consultants for purposes of conducting a subsurface investigation of the former landfill area, reasonably tailored in scope, including, but not limited to, trenching areas where, in Buyer's reasonable judgment, Materials of Environmental Concern could reasonably be expected to exist, all at Buyer's cost and expense, to determine whether and to what extent Materials of Environmental Concern are present at, on or under the East Peoria Property ("Buyer's Environmental Investigation"). The Continuing Company Entities will cooperate with Buyer and/or Buyer's consultants during Buyer's Environmental Investigation.

                                   ARTICLE IX

                       CONDITIONS TO OBLIGATIONS OF BUYER

                 The obligation of Buyer to purchase the Shares at the Closing is subject to the satisfaction or waiver by Buyer of the following conditions on or before the Closing Date:

                 Section 9.1 Representations and Warranties Correct. Each representation and warranty of each of the Shareholders and the Company made herein, and the statements contained in the Exhibits and Schedules hereto or in any instrument, list, certificate or writing delivered by the Company or the Shareholders pursuant to this Agreement shall if qualified as to materiality be true and correct and, if not so qualified, be true and correct in all material respects, in each case as of the date made and, except to the extent such representation, warranty or statement relates solely to the date hereof or an earlier date, at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date.

                 Section 9.2 Performance; No Default. Each of the
Shareholders and the Company Entities will have performed and complied in all material respects with all the obligations, agreements and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

                 Section 9.3 Delivery of Certificate. The Company shall have delivered to Buyer a certificate, dated the Closing Date, executed by an executive officer certifying to the fulfillment of the conditions set forth in Sections 9.1 and 9.2.

                 Section 9.4 Opinion of Counsel to the Shareholders and the Company. The Company will have delivered to Buyer (i) an opinion of David Daley, Esq., General Counsel of the Company, dated the Closing Date, and (ii) an opinion of Mayer, Brown & Platt, special counsel to the Company, dated the Closing Date, containing the opinions set forth on Exhibit 9.4.

                 Section 9.5 Good Standing Certificates. Buyer shall have received the following certificates for each Company Entity, in form and substance reasonably satisfactory to Cravath, Swaine & Moore, special counsel to

Buyer: (a) from the Secretary of State of its state of organization evidencing its continued existence and its good standing as a corporation or limited partnership organized under the laws of such state; (b) from each jurisdiction in which it is qualified or licensed to do business as a foreign corporation or limited partnership, evidencing its continued good standing as a corporation or limited partnership as licensed or qualified; and (c) from each applicable jurisdiction referred to in clauses (a) and (b) above, evidencing its current payment of income and other taxes.

                 Section 9.6 Consents. Buyer shall have received executed counterparts of the consents referred to in Section 6.4, all of which consents shall be in form and substance reasonably satisfactory to Buyer.

                 Section 9.7 Governmental Approvals. All consents, authorizations and approvals (including, without limitation, approval from the Illinois Gaming Board) from, and all declarations, filings and registrations with, any governmental authority required to consummate the transactions contemplated by this Agreement, including those set forth in Schedule 5.3, shall have been obtained or made without the imposition of any material conditions, and all applicable waiting periods under the HSR Act shall have expired or been terminated.

                 Section 9.8 No Material Adverse Change. No change, event, development or combination of developments (other than a Specified Illinois Gaming Industry Development) shall have occurred which, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect.

                 Section 9.9 Absence of Litigation. There will be no suit, action or other proceeding pending or threatened seeking to enjoin, restrain, hinder or delay the purchase and sale of the Shares or the other transactions contemplated hereby, or to impose limitations on the ability of Buyer to acquire or hold, or exercise full rights of ownership of, the Shares, or to prohibit Buyer or any of its Affiliates from effectively controlling in any material respects the business or operations of the Continuing Company Entities, at law or in equity before any federal, state, municipal or other governmental court, department, commission, board, agency, instrumentality or authority or arbitration body, nor shall any injunction or order of any such court or other entity be in effect as of the Closing which restrains or prohibits the purchase and sale of the Shares or the other transactions contemplated hereby.

                 Section 9.10 FIRPTA Certificates. Buyer shall have received from each Shareholder an affidavit, in the form attached hereto as Exhibit 9.10. Notwithstanding anything to the contrary set forth herein, if any Shareholder fails to provide Buyer with such affidavit, Buyer shall be entitled to withhold the requisite amounts from the Purchase Price in accordance with Section 1445 of the Code.

                 Section 9.11 Termination of Certain Contracts. Buyer shall have received evidence (in form and substance satisfactory to Buyer) as to the termination of the Contracts referred to in Section 2.3 and the release of Buyer and the Continuing Company Entities from any liability, restriction or required performance thereunder.

                 Section 9.12 Post-Closing Escrow Agreement. The Shareholders shall have duly executed and delivered to Buyer the Post-Closing Escrow Agreement substantially in the form of Exhibit 13.3.

                 Section 9.13 Coordination Agreement. The Shareholders shall have duly executed and delivered to each other the Coordination Agreement substantially in the form of Exhibit 1.7.

                 Section 9.14 RPTA Certificate. Not later than thirty (30) days prior to the Closing, the Company shall have delivered to Buyer an environmental disclosure statement duly executed and acknowledged by all applicable Continuing Company Entities as required under the Illinois Responsible Property Transfer Act of 1988 ("RPTA"), or, if no such disclosure statement is required, then the Company shall have delivered to Buyer a certificate, in form and substance reasonably acceptable to Buyer and signed by an environmental engineer or industrial hygienist, certifying that the East Peoria Property is exempt from the provisions of RPTA.

                                    ARTICLE X

                  CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS

                 The obligation of the Shareholders to sell the Shares on the Closing Date is subject to the satisfaction or waiver by the Shareholders' Representative of the following conditions, on or before the Closing Date:

                 Section 10.1 Representations and Warranties Correct. Each representation and warranty of Buyer made herein, and the statements contained in the Exhibits and Schedules hereto or in any instrument, list, certificate or writing delivered by Buyer pursuant to this Agreement shall if qualified as to materiality be true and correct and, if not so qualified, be true and correct in all material respects, in each case as of the date made and at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date.

                 Section 10.2 Performance; No Default. Buyer will have performed and complied in all material respects with all the obligations, agreements and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

                 Section 10.3 Delivery of Certificate. Buyer shall have delivered to the Shareholders' Representative a certificate, dated the Closing Date, executed by an executive officer, certifying to the fulfillment of the conditions set forth in Sections 10.1 and 10.2.

                 Section 10.4 Opinion of Counsel to Buyer. Buyer will have delivered to the Shareholders' Representative (i) an opinion of McDonald, Carano, Wilson, McCune, Bergin, Frankovich & Hicks, counsel to Buyer, dated the Closing Date, and (ii) an opinion of Cravath, Swaine & Moore, special counsel to Buyer, dated the Closing Date, containing the opinions set forth on Exhibit 10.4.

                 Section 10.5 Governmental Approvals. All consents, authorizations and approvals (including, without limitation, approval from the Illinois Gaming Board) from, and all declarations, filings and registrations with, any governmental authority required to consummate the transactions contemplated by this Agreement, including those set forth in Schedules 3.3 and 4.4, shall have been obtained or made without the imposition of any material conditions, and all applicable waiting periods under the HSR Act shall have expired or been terminated.

                 Section 10.6 Absence of Litigation. There will be no suit, action or other proceeding pending or threatened against any of the Company Entities or any of the Shareholders (other than any such suit, action or proceeding initiated or threatened by a Company Entity or Shareholder) seeking to enjoin, restrain, hinder or delay the purchase and sale of the Shares or the other transactions contemplated hereby at law or in equity before any federal, state, municipal or other governmental court, department, commission, board, agency, instrumentality or authority or arbitration body, nor shall any injunction or order of any such court or other entity be in effect as of the Closing which restrains or prohibits the purchase and sale of the Shares or the other transactions contemplated hereby.

                 Section 10.7 Shareholder Releases. The Shareholders' Representative shall have received the Shareholder Releases.

                                   ARTICLE XI

                          CERTAIN ADDITIONAL COVENANTS

                 Section 11.1 Section 338 Elections. (a) The Shareholders and Buyer shall jointly make the elections provided for by Sections 338(g) and 338(h)(10) of the Code and treasury regulation section 1.338(h)(10)-1 (and any comparable election under state or local tax law) with respect to the purchase of the Shares by Buyer (each, an "Election"). At the Closing, the Shareholders shall deliver Forms 8023-A to Buyer, with Sections 2a through 6h completed and signed by each Shareholder. Also, Buyer and the Shareholders shall cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, returns, elections, schedules and other documents as may be required to effect and preserve a timely Election in accordance with the provisions of treasury regulation section 1.338(h)(10)-1 (or any comparable provisions of state or local tax law) or any successor provisions. The Shareholders and Buyer shall report the purchase by Buyer of the Shares pursuant to this Agreement consistent with the Elections (and any comparable elections under state or local tax laws) and shall take no position inconsistent therewith in any Tax Return, any proceeding before any taxing authority or otherwise.

                 (b) In connection with the Elections, not later than the Closing, the Shareholders' Representative and Buyer shall act together in good faith to (i) determine and agree upon the "Modified Aggregate Deemed Sale Price" of the Company's and EPH's respective assets (within the meaning of, and in accordance with, treasury regulation section 1.338(h) (10)-1(f)) and (ii) determine and agree upon the proper allocations (the "Allocations") of the "Modified Aggregate Deemed Sale Price" among the respective assets of the Company and EPH (in accordance with Section 338(b)(5) of the Code and the treasury regulations promulgated thereunder). The Shareholders and Buyer shall
(i) be bound by such determinations and such Allocations for purposes of determining any Taxes, (ii) prepare and file their Tax Returns on a basis consistent with such determinations and such Allocations and (iii) take no position inconsistent with such determinations and Allocations on any applicable Tax Return, in any proceeding before any taxing authority or otherwise. In the event that any such allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute. Any liability for Taxes arising from the Elections shall be borne by the Shareholders.

                 Section 11.2 Noncompetition. For a period of three (3) years following the Closing, without the written consent of Buyer, the Shareholders and their Affiliates shall not, directly or indirectly, through equity ownership or otherwise, own, operate or make an Investment (collectively, "Engage" or an "Engagement") in a business engaged in one or more or all of riverboat, land-based, barge or dockside casino-style gaming anywhere (a) within a 150-mile radius of East Peoria or (b) in the Greater Chicago Area (a "Gaming Business"); provided, however, this Section 11.2 shall not apply to (i) existing Engagements by the Shareholders or their Affiliates as set forth in Schedule 11.2, (ii) Investments in publicly traded companies in which the Shareholders and their Affiliates, in the aggregate, do not own and, following such Investment, will not own, more than 10% of the voting securities, (iii) Engagements by Jeffrey D. Goldstein, Richard A. Goldstein or Robert S. Goldstein (the "Goldsteins") or their respective Affiliates (other than the other Shareholders and their Affiliates and excluding Engagements by the other

Shareholders and their Affiliates in Affiliates of the Goldsteins) in (A) Casino America, Inc., a Delaware corporation ("Casino America"), (B) Lady Luck Bettendorf, L.C., an Iowa limited liability company ("LLB"), (C) the State of Iowa and (D) Gaming Businesses within a 10-mile radius of any of Moline, East Moline or Rock Island, Illinois, and Engagements by Casino America anywhere and Engagements by LLB in Iowa, (iv) Engagements in Gaming Businesses within a 10-mile radius of any of Moline, East Moline or Rock Island, Illinois or Bettendorf or Davenport, Iowa which, together with all other Engagements in Gaming Businesses within such radii (other than Engagements expressly permitted pursuant to clause (iii) above) by the Shareholders, do not in the aggregate exceed $25 million or (v) passive Investments made following the date hereof with the written consent of Buyer, which shall not be unreasonably withheld.

                 Section 11.3 Certain Hotel-Related Matters. (a) The Shareholders and, on behalf of themselves and EPHLP, EPH and the Company, hereby appoint Buyer as construction manager (the "Construction Manager") for the construction and development of the Hotel and authorize the Construction Manager to act as their sole agent in all matters relating to construction and development of the Hotel. Buyer hereby accepts such appointment and agrees to use commercially reasonable efforts to construct and develop the Hotel in a timely manner in accordance with the Scope of the Hotel set forth in Exhibit 11.3(a).

                 (b) The Construction Manager hereby is granted sole and exclusive authority to manage the construction and development of the Hotel in accordance with the Scope of the Hotel. The Construction Manager shall have the power and authority to enter into contracts and sign purchase orders binding EPHLP, and the Shareholders, EPH and the Company shall cause EPHLP to promptly pay as directed all invoices or other payment requests submitted by the Construction Manager, subject to Section 11.3(f). The Construction Manager shall have the sole and exclusive right to make any and all decisions relating to the construction and development of the Hotel, including the right to execute change orders on behalf of EPHLP; provided that all such change orders and decisions may not without the Company's consent result in a material adverse departure from the Scope of the Hotel. Neither EPHLP nor EPH nor the Company shall have any right or power to authorize any change orders. Notwithstanding any contrary provision of this

Section 11.3, the Construction Manager will consult with the Company or EPHLP prior to entering into any written amendment of, or taking any other action with the intent of amending, revising or terminating, any Contract with a contractor that could result in material liability to the Company that would not be included in the Post-Signing Hotel Construction Amount.

                 (c) The Construction Manager may exercise any of its rights or duties hereunder by or through agents. The Construction Manager's rights and powers shall also include (i) unrestricted access at all times to all areas of the Hotel site (the "Site") and to the books and records and other documents of the Company Entities relating to the Hotel; (ii) the inspection of any or all goods and materials delivered to or to be used at the Site; and (iii) exclusive control of all proposed Contracts (including all purchase orders) relating to construction and development of the Hotel.

                 (d) The Construction Manager shall, if requested by EPHLP or the Company, hold weekly or monthly meetings to apprise EPHLP and/or the Company of the progress of the construction and development of the Hotel.

                 (e) Commencing on the date hereof, the Company shall have the right to present the Construction Manager with evidence of payments made by EPHLP or the Company prior to the date hereof in connection with the construction and development of the Hotel. The sum of the amount of such payments is referred to herein as the "Pre-Signing Hotel Construction Amount". A payment will be included in the Pre-Signing Hotel Construction Amount only if
(i) the making of such payment prior to the date hereof has been verified and
(ii) such payment corresponds to a line item set forth in Schedule 4.28 (regardless whether the work for which such payment was made was adequately performed, or whether such payment constituted payment in full for such work); provided, however, that a payment may qualify for inclusion in the Pre-Signing Hotel Construction Amount only to the extent it is equal to or less than the amount set forth under "Construction Expense" in Schedule
4.28 with respect to the applicable line item; and provided further that the Pre-Signing Hotel Construction Amount shall not exceed $9,591,100. The Company, EPH and the Shareholders shall cooperate, and cause EPHLP to cooperate, with the Construction Manager's verification of payments in connection with determination of the Pre-Signing Hotel Construction Amount.

                 (f) The sum of the amount of payments made by the Company, EPH or EPHLP as directed by the Construction Manager pursuant to Section 11.3(b) is referred to herein as the "Post-Signing Hotel Construction Amount"; provided that the Post-Signing Hotel Construction Amount shall not include any payments made on or after the date of this Agreement unless made with the prior written approval of the Construction Manager; provided further, however, that the Post-Signing Hotel Construction Amount shall not include any contractor fees pursuant to any Contract entered into prior to the date of this Agreement which fees are not set forth in Schedule 4.28 (other than increases in such fees agreed to by the Construction Manager unless such increases arise from events or actions occurring or agreements made prior to the date hereof or from the settlement of a dispute with respect to any such events, actions or agreements) or any amounts payable pursuant to any Contract entered into prior to the date of this Agreement and not disclosed in Schedule 4.22, it being understood and agreed by the parties that any such fees or amounts shall be paid by EPHLP or the Company, as applicable, prior to the Closing as directed by the Construction Manager and shall not be liabilities of Buyer or, after the Closing, the Continuing Company Entities. If the Post-Signing Hotel Construction Amount, together with the Pre-Signing Hotel Construction Amount (as determined pursuant to Section 11.3(e)), exceeds the Hotel Construction Amount, the Company, EPH and EPHLP shall have no further obligation to make payments as directed pursuant to
Section 11.3(b).

                 (g) The appointment of the Construction Manager as construction manager and agent shall terminate upon the Closing or, if earlier (or if this Agreement is terminated pursuant to Section 12.1), upon completion of the Hotel in accordance with the Scope of the Hotel. In the event of termination of this Agreement pursuant to Section 12.1, the Construction Manager shall use commercially reasonable efforts to complete the Hotel in accordance with the Scope of the Hotel and shall bear any costs of such completion in excess of the Hotel Construction Amount; provided that if the cost of such completion is less than the Hotel Construction Amount the Company shall promptly pay the amount of such difference to Buyer. For purposes of the preceding sentence, the cost of such completion shall be an amount equal to the sum of the Pre-Signing Hotel

Construction Amount and the Post-Signing Hotel Construction Amount.

                 (h) The Shareholders, EPH and the Company agree, and shall cause EPHLP to agree, to indemnify, defend and hold harmless the Construction Manager and its Affiliates and their respective directors, officers, agents and employees (the "Construction Manager Group") from and against, and release and waive any liability to the Shareholders, the Company, EPHLP or EPH of the Construction Manager Group (or any member thereof) for, any Indemnifiable Losses asserted against, resulting to, imposed upon or incurred by the Construction Manager Group (or any member thereof), directly or indirectly, by reason of or resulting from the appointment of the Construction Manager hereunder or its conduct in connection therewith or any other action or failure to act, except with respect to any Indemnifiable Losses that are finally judicially determined to have resulted primarily from the Construction Manager's gross negligence or wilful misconduct or a breach of its obligations set forth in this Section 11.3 (solely in its capacity as Construction Manager).

                 (i) The Company, EPH and the Shareholders will, and will cause EPHLP to, use commercially reasonable efforts to pursue the prompt opening of the Hotel as the Hotel nears completion. Such efforts shall include hiring and training Hotel employees, marketing the Hotel and purchasing Hotel Operating Supplies.

                                   ARTICLE XII

                        TERMINATION, AMENDMENT AND WAIVER

                 Section 12.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

                 (a) by mutual written consent of Buyer and the Company;

                 (b) by Buyer, if there has been a material violation in or breach by any of the Company Entities or any of the Shareholders of any of the agreements, representations or warranties contained herein which has not been waived by Buyer in writing;

                  (c) by the Company, if there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained herein which has not been waived by the Company in writing;

                  (d) by Buyer or the Company if the Closing shall not have occurred on or before December 31, 1996; provided, however, that neither Buyer nor the Company shall be entitled to terminate this Agreement pursuant to this Section 12.1(d) if such party's (including, in the case of the Company, any Shareholder's) knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

                  (e) by Buyer if any of the conditions to the obligations of Buyer set forth in Article IX shall have become incapable of fulfillment and shall not have been waived by Buyer in writing, or by the Company if any of the conditions to the obligations of the Shareholders set forth in Article X shall have become incapable of fulfillment and shall not have been waived by the Company in writing; provided, however, that neither Buyer nor the Company shall be entitled to terminate this Agreement pursuant to this Section 12.1(e) if such party (including, in the case of the Company, the Shareholders) is in breach in any material respect of its representations, warranties, covenants or agreements contained in this Agreement.

                 Section 12.2 Effect of Termination. In the event of termination of this Agreement by either Buyer or the Company as provided in Section 12.1, this Agreement shall forthwith become void and of no further force and effect (other than this Section 12.2, Section 6.14, Section 7.3, Section 11.3, Section 14.3, Section 14.9 and Section 14.11) and there shall be no liability on the part of Buyer, the Company or the Shareholders (or their respective shareholders, officers, directors, employees, affiliates or representatives) to one another, except for any liability of the breaching party for any breaches of this Agreement prior to the time of such termination.

                                  ARTICLE XIII

                        SURVIVAL; ESCROW; INDEMNIFICATION

                 Section 13.1 Survival of Representations. All representations and warranties contained in this Agreement, and agreements made by any party to this Agreement, shall survive the Closing and any investigation at any time made by or on behalf of any party hereto for a period ending on the later of (a) December 31, 1997 and (b) the date twelve (12) months after the Closing Date; provided, however, that all representations and warranties contained in Section
3.1 (Ownership of Shares), Section 3.6 (Tax Matters), Section 4.3 (Capitalization) and Section 4.8(a) (Tax Matters), the indemnification for which shall not be limited to the Escrowed Funds, shall survive the Closing indefinitely. All covenants and agreements in this Agreement relating to periods after the Closing Date shall survive the Closing indefinitely (except as provided therein); provided, however, that the covenants contained in Sections
6.6 and 7.1 with respect to refraining from taking or omitting to take action that would violate or render inaccurate a party's representations or warranties shall survive with respect to any particular representation or warranty only for so long as such representation or warranty survives pursuant to this Section 13.1.

                 Section 13.2 Statements as Representations. All statements contained herein or in any Schedule, Exhibit or closing certificate delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties within the meaning of Sections 9.1,
10.1 and 13.1.

                 Section 13.3 Escrow. At the Closing, the Company, Buyer, the Shareholders and an escrow agent selected by Buyer and reasonably satisfactory to the Company ("Escrow Agent") shall enter into an escrow agreement (the "Post-Closing Escrow Agreement") substantially in the form of Exhibit 13.3. Pursuant to Section 1.6, Buyer will place into an escrow account (the "Escrow Account") the Escrowed Funds to be held by the Escrow Agent pursuant to the terms of this Agreement and the Post-Closing Escrow Agreement, for a term ending, subject to the final determination of each Escrow Statement (as defined in Section 13.11) submitted hereunder and after giving effect to any resulting change in the amount of Reimbursable Losses (as defined in Section 13.11) hereunder and further subject to any amounts held in the Escrow Account as reasonable reserves for any Indemnifiable Losses from pending Indemnification Events (as defined in Section 13.6), on the later of (a) December 31, 1997 and (b) the date twelve (12) months after the Closing Date (the "Claims Period"). The fees and expenses of the Escrow Agent shall be paid by Buyer annually and 50% of all such fees and expenses shall be deemed Reimbursable Losses which are includable on an Escrow Statement pursuant to
Section 13.11. For purposes of this Agreement, the term "Escrowed Funds" shall include any interest or other income earned with respect thereto.

                 Section 13.4 Release of Reimbursable Losses. After an Escrow Statement is finally determined as provided in Section 13.11, Buyer and the Shareholders' Representative shall jointly submit such Escrow Statement to the Escrow Agent. Within ten (10) days of the receipt of each such Escrow Statement, the Escrow Agent shall record the total dollar amount of Reimbursable Losses (as defined in Section 13.11) on the books and records of the Escrow Agent and shall deliver by wire transfer of immediately available funds to the account or accounts specified by Buyer an aggregate amount equal to the Reimbursable Losses shown on such Escrow Statement (an "Indemnity Payment"), together with the pro rata portion of the interest and earnings on the Escrowed Funds.

                 Section 13.5 Release of Escrowed Funds to Shareholders. To the extent the amount of Escrowed Funds in the Escrow Account after Buyer has indicated in writing that it will submit no more Escrow Statements pursuant to
Section 13.11 (or, if earlier, the last day for delivery by Buyer pursuant to Section 13.11(a) of an Escrow Statement) is greater than the Maximum Escrow Amount, the Escrow Agent shall record the total dollar amount of such excess on the books and records of the Escrow Agent and shall deliver by wire transfer of immediately available funds to the account or accounts specified by the Shareholders' Representative an aggregate amount equal to such excess, together with the pro rata portion of the interest and earnings on the Escrowed Funds.

                 Section 13.6 Indemnification Events. An "Indemnification Event" means either a General Indemnification Event or a Tax Indemnification Event.

                 Section 13.7 General Indemnification Event. A "General Indemnification Event" means any and all claims, demands, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and attorneys' fees and expenses (individually and collectively "Indemnifiable Losses"), asserted against, resulting to, imposed upon or incurred by any member of the Buyer Group, directly or indirectly, by reason of or resulting from (i) a breach of any agreement, covenant, representation or warranty of the Shareholders or any of the Company Entities contained in or made pursuant to this Agreement, or any facts or circumstances constituting such a breach, (ii) any Excluded Liability, (iii) any claim against a Continuing Company Entity arising under the Jones Act or Federal admiralty or maritime law and based on events occurring in 1993 or 1994 or (iv) a Specified Contract.

                 Section 13.8 Tax Indemnification Event. (a) A "Tax Indemnification Event" means any and all Indemnifiable Losses asserted against, resulting to, imposed upon or incurred by any member of the Buyer Group, directly or indirectly, by reason of or resulting from any and all Taxes imposed upon the Company Entities or the Shareholders, other than Excluded Taxes, (i) with respect to any taxable period (or any portion thereof) ending on or before the Closing Date (such Taxes are hereinafter referred to as "Pre-Closing Taxes" and such periods as "Pre-Closing Periods") and (ii) with respect to any taxable period beginning before the Closing Date and ending after the Closing Date (such Taxes are hereinafter referred to as "Straddle Taxes" and such periods as "Straddle Periods") but only with respect to the portion of such Straddle Period ending on the close of the Closing Date and in the manner provided in Section 13.8(d).

                 (b) Without limiting the generality of Section 13.8(a) above, "Tax Indemnification Event" shall include any and all Indemnifiable Losses asserted against, resulting to, imposed upon or incurred by any member of the Buyer Group, directly or indirectly, to the extent not reserved for on the Balance Sheet, by reason of any and all Taxes (other than Excluded Taxes) imposed upon the Company, EPH or the Shareholders arising directly or indirectly from (i) the failure of the Company or EPH to be an S corporation or the termination of the Company's or EPH's status as an S corporation, (ii) the imposition of any Taxes on the Company or EPH for any taxable period in which the Company's or EPH's election of subchapter S status was in effect (including but not limited to those Taxes described in Sections 1374 and 1375 of the Code) and (iii) the imposition of any Taxes on any Continuing Company Entity as a result of

(x) the transfer of the Excluded Assets described in Section 2.1 or (y) the Elections.

                 (c) Buyer shall indemnify, defend and hold each of the Shareholders harmless, at any time after the Closing, from and against any and all Indemnifiable Losses, asserted against, resulting to, imposed upon or incurred by the Shareholder Group, directly or indirectly, by reason of or resulting from any and all Taxes imposed upon the Company or EPH with respect to
(i) any taxable period beginning after the Closing Date (such Taxes are hereinafter referred to as "Post-Closing Taxes" and such periods as "Post-Closing Periods"); (ii) any Straddle Taxes for any Straddle Period, but only with respect to the portion of such Straddle Period beginning on the day after the Closing Date and in the manner provided for in Section 13.8(d) and
(iii) notwithstanding Section 13.8(a), any Taxes incurred as a result of transactions that occur on the Closing Date but after the Closing (other than any Taxes incurred in connection with the Elections or the transfer of Excluded Assets).

                 (d) For purposes of determining the amount of Taxes for or which relate to a Straddle Period, the Closing Date shall be treated as the last day of a taxable period, and the portion of any such Tax that is allocable to the taxable period that is so deemed to end on and include the Closing Date: (i) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), shall be deemed equal to the amount which would be payable if the period for which such tax is assessed ended on and included the Closing Date and (ii) in the cases of Taxes other than Taxes described in clause (i) hereof, shall be computed on a per diem basis.

                 (e) If a notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination, suit, dispute or other claim (a "Tax Claim") shall be delivered, sent, commenced or initiated to or against a Company Entity by any taxing authority with respect to Taxes for which one party to this Agreement is entitled to indemnification from another party, the Company shall promptly notify the Shareholders' Representative in writing of the Tax Claim. If a Tax Claim with respect to Taxes for which one party to this Agreement is entitled to indemnification from another party shall be delivered, sent, commenced or initiated to or against the Shareholders by the relevant taxing authority, the Shareholders shall promptly notify the Company in writing of such Tax Claim.

                 (f) The Shareholders' Representative may assume and control the defense of a Tax Claim at the Shareholders' own cost and expense and with their own counsel if the Shareholders' Representative notifies the Company of its intent to do so within thirty (30) calendar days of receipt of notice of the asserted Tax liability (but not less than five (5) days before the due date of any protest or other claim in respect thereof) and acknowledges in writing, in form and substance satisfactory to the Company, that such Tax Claim involves only Pre-Closing Taxes or Straddle Taxes for which the Shareholders are responsible pursuant to this Section 13.8. If the Shareholders' Representative elects to assume the defense of any such Tax Claim, notwithstanding anything to the contrary contained herein, (i) the Shareholders' Representative shall consult with the Company and shall not enter into any settlement with respect to any such Tax Claim without the Company's prior written consent if the effect of such settlement would be to increase the liability for Taxes of the Company under this Section 13.8 for periods after the Closing Date; (ii) the Shareholders shall keep the Company informed of all material developments and events relating to such Tax Claim; and (iii) the Company shall have the right to participate, at its own cost and expense, in (but not to control) the defense of such Tax Claim.

                 (g) If the Shareholders' Representative (i) does not timely assume control of a Tax Claim involving only Pre-Closing Period Taxes or Straddle Taxes for which the Shareholders are responsible pursuant to this
Section 13.8 or (ii) where notice is received by the Shareholders, does not provide the Company with the notice of a Tax Claim involving Taxes for which the Company is entitled to indemnification pursuant to this Section 13.8, the Company shall have the full right to contest such Tax Claim and shall be entitled to settle or pay in full such Tax Claim (in its sole discretion) and thereafter pursue its right to indemnification under this Section 13.8 without prejudice. Without limiting anything in this Section 13.8, the Shareholders shall reimburse Buyer and the Company for all reasonable legal fees, costs and expenses incurred by such parties in connection with the defense, contest or settlement of any Tax Claim referred to in this Section 13.8(g).

                 (h) With respect to any Tax Claim involving Taxes for which both the Company and the Shareholders are responsible, the Company and the Shareholders shall attempt to separate such Tax Claim into two Tax Claims, one involving only Taxes for which the Company is solely responsible and another involving only Taxes for which the Shareholders are solely responsible pursuant to this Section 13.8; provided, however, that, if the Shareholders' Representative agrees, the Company shall control the defense of such Tax Claim without separation, and Section 13.8(g) shall apply to such Tax Claim. If the Company and the Shareholders do not succeed in separating such Tax Claim, each shall cooperate reasonably in the defense of such Tax Claim, neither the Company nor the Shareholders shall take any action with respect to such Tax Claim without the other's written consent (which shall not be unreasonably withheld) and the Company and the Shareholders shall agree as to any settlement or compromise of such Tax Claim.

                 (i) A Tax Indemnification Event shall be deemed to have occurred with respect to any amount which is described in Section 13.8(a) immediately after the Indemnifiable Loss giving rise to the obligation is incurred. The Company shall pay to the Shareholders any amount which the Company agrees is payable pursuant to Section 13.8(c) within ten (10) days after receipt of written notice from the Shareholders of an Indemnifiable Loss giving rise to an obligation of the Shareholders.

                 Section 13.9 Preparation and Filing of Tax Returns. (a) The Shareholders shall cause the Company Entities to prepare and file (in each case, at the Company's cost and expense and in a manner consistent with past practice) on a timely basis all Tax Returns of the Company Entities for all Pre-Closing Periods, which Tax Returns are due (giving effect to any extensions thereto) on or before the Closing Date. The Shareholders shall cause the Company Entities to pay all Taxes shown to be due and payable thereon that are Excluded Taxes and the Shareholders shall pay all Taxes shown to be due and payable thereon in excess of, or other than, Excluded Taxes.

                 (b) Buyer shall cause the Company Entities to prepare and file (in each case, at the Company's Entities cost and expense and in a manner consistent with past practice) on a timely basis all Tax Returns of the Company Entities other than those provided for in Section 13.9(a). Subject to Section 13.8, Buyer shall cause the Company

Entities to pay all Taxes shown to be due and payable thereon. With respect to Tax Returns for Straddle Periods, no later than ten (10) Business Days before such Tax Returns are filed, Buyer shall provide drafts of such Tax Returns to the Shareholders' Representative for his reasonable review and consent.

                 Section 13.10 Defense of Claims. (a) Except as otherwise provided in this Agreement or as provided in Section 13.10(b), the appropriate member of the Buyer Group will control the defense or settlement of all claims, actions or proceedings made or brought by any Person or group who is not a party to this Agreement ("Independent Party Claims") which may give rise to an Indemnifiable Loss constituting an Indemnification Event or a claim for indemnification arising under Section 13.12. Buyer shall provide notice of any such claim, action or proceeding to the Shareholders' Representative, who shall be entitled to participate, through counsel selected by him, at the Shareholders' expense, in the defense of such claim. Buyer shall consult with the Shareholders' Representative prior to settling any such claim (if such settlement will be satisfied, in part or in whole, from Escrowed Funds) and will not settle such claim without the consent of the Shareholders' Representative, if the Shareholders undertake to indemnify Buyer for all Indemnifiable Losses arising from such claim thereafter on terms (including escrows of additional amounts) reasonably satisfactory to Buyer.

                 (b) In the event of an Independent Party Claim relating to criminal action or civil fraud by any of the Shareholders or Company Entities, or relating to any of the other events giving rise to an obligation of the Shareholders to indemnify the Buyer Group pursuant to Section 13.12, Buyer will provide such Shareholder with notice of such claim. Such Shareholder may, by giving written notice to Buyer, elect to assume at its own expense the defense of such Independent Party Claim if such Shareholder acknowledges in writing its obligation to indemnify Buyer pursuant to this Agreement with respect to (and in the full amount of) such Independent Party Claim and the Independent Party Claim involved seeks (and continues to seek) primarily monetary damages; provided, however, that counsel selected by such Shareholder shall be satisfactory to Buyer. Notwithstanding such Shareholder's election to assume the defense, the Buyer Group shall have the right to employ separate counsel (including local counsel), and such Shareholder will pay the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by such Shareholder would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both a member of the Buyer Group and such Shareholder and the member of the Buyer Group shall have reasonably concluded that there may be legal defenses available to it and/or other members of the Buyer Group which are different from or additional to those available to such Shareholder (in which case, if such member of the Buyer Group notifies such Shareholder in writing that it elects to employ separate counsel at the expense of such Shareholder, such Shareholder shall not have the right to assume the defense of such action on behalf of such member of the Buyer Group), (iii) such Shareholder shall not have employed counsel reasonably satisfactory to the member of the Buyer Group to represent the member of the Buyer Group within 30 days after notice of the institution of such action or (iv) such Shareholder shall authorize the member of the Buyer Group to employ separate counsel at the expense of such Shareholder. Without obtaining a complete and unconditional release of the Buyer Group from all liability in respect of such Independent Party Claim, such Shareholder will not enter into any settlement of such Independent Party Claim without the consent of the Buyer Group, which consent will not be unreasonably withheld. Notwithstanding the above, the Buyer Group, during the period the Shareholder is determining whether to elect to assume the defense of a matter covered by this Section 13.10(b) (which period shall not exceed 30 days), may take such reasonable actions as are necessary to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Buyer Group's rights to defense and indemnification pursuant to this Section 13.10(b) and Section 13.12.

                 Section 13.11 Escrow Statement. (a) During the Claims
Period or within 90 days after the end of the Claims Period (or as soon thereafter as is practicable), Buyer may at any time or from time to time deliver, on behalf of the Buyer Group, to the Shareholders' Representative a statement (an "Escrow Statement") setting forth with reasonable specificity the amount and nature of Indemnifiable Losses from Indemnification Events incurred or allocated during the Claims Period (whether or not liquidated during the Claims Period), together with such invoices, bills, statements and other documentation as shall reasonably verify the amounts so claimed. If Buyer does not submit any Escrow Statement during the period referred to in the preceding sentence, the amount of Indemnifiable Losses shall be deemed to be $0.00.

                 (b) On or prior to the thirtieth (30th) day following the delivery of an Escrow Statement, the Shareholders' Representative may deliver to Buyer a written statement (a "Shareholders' Escrow Statement") on behalf of the Shareholders setting forth with reasonable specificity any disagreement with any of the amounts contained in such Escrow Statement which could affect the necessity or amount of any release of Escrowed Funds to any member of the Buyer Group pursuant to Section 13.4. The sole basis for any disagreement with an Escrow Statement shall be either (i) the losses allocated are not Indemnifiable Losses included in the definition of an Indemnification Event or (ii) there has been an arithmetical error in adding the Indemnifiable Losses. If the Shareholders' Representative does not submit a Shareholders' Escrow Statement on or prior to such thirtieth (30th) day then such Escrow Statement shall be deemed to have been finally determined for purposes of this Agreement. If the Shareholders' Representative does submit a Shareholders' Escrow Statement on or prior to such thirtieth (30th) day, any amounts contained in such Escrow Statement which are not disputed by the Shareholders' Escrow Statement shall be deemed to have been finally determined for purposes of this Agreement.

                 (c) For a period of sixty (60) days, Buyer and the Shareholders' Representative shall attempt to resolve in good faith any dispute or disagreement between an Escrow Statement and the Shareholders' Escrow Statement. Amounts contained on an Escrow Statement and resolved by such attempts shall be deemed to have been finally determined for purposes of this Agreement. After such sixty (60) day period, either party may commence legal proceedings to resolve any such dispute.

                 Section 13.12 Indemnification by the Shareholders for Certain Matters. (a) Notwithstanding anything in this Agreement to the contrary, and subject to the limitations contained in Section 13.12(b), the Shareholders hereby agree, jointly and severally, to indemnify, defend and hold harmless the Buyer Group, from and after the Closing, from and against each General Indemnification Event, each Tax Indemnification Event and each Specified Indemnifiable Loss.

                 (b) Each Shareholder's liability under Section 13.12(a) shall be limited as follows:

                 (i) Except with respect to Specified Indemnifiable Losses, the Buyer Group's monetary recourse shall be limited to the Escrowed Funds and the Buyer Group shall have no monetary recourse against the Shareholders or any of them in the event the Escrowed Funds are insufficient to reimburse Buyer or other members of the Buyer Group for any General Indemnification Event or Tax Indemnification Event.

                 (ii) The Buyer Group's monetary recourse against any Shareholder with respect to a Specified Indemnifiable Loss asserted against, resulting to, imposed upon or incurred by the Buyer Group (or any member thereof), directly or indirectly, by reason of or resulting from any Excluded Liability, a breach by the Company Entities or the Shareholders, as the case may be, of their respective obligations set forth in Article II or a breach by the Shareholders of any of their representations and warranties, covenants, agreements and obligations hereto relating to the Excluded Assets or the Excluded Liabilities shall include recourse against the Escrowed Funds and the Shareholders' Escrow Account Funds and recourse against such Shareholder, provided, that the Buyer Group's monetary recourse against such Shareholder in excess of the Escrowed Funds and the Shareholders' Escrow Account Funds shall not exceed the lesser of (A) such Shareholder's Percentage Interest of such Specified Indemnifiable Loss and (B) such Shareholder's Percentage Interest of the Shares Purchase Price (in each case taking into account such Shareholder's Percentage Interest of any portion of the Escrowed Funds and the Shareholders' Escrow Account Funds recovered by the Buyer Group with respect to such Specified Indemnifiable Loss).

                 (iii) The Buyer Group's monetary recourse against any Shareholder with respect to a Specified Indemnifiable Loss asserted against, resulting to, imposed upon or incurred by the Buyer Group (or any member thereof), directly or indirectly, by reason of or resulting from (A) any breach by such Shareholder of Section 3.5, (B) any wilful or negligent failure by such Shareholder to disclose to the Buyer Group herein any breach of any representation or warranty to Buyer contained herein of which breach (or any facts or circumstances constituting such a breach) such Shareholder has actual knowledge as of the date hereof or on or prior to the Closing Date, or (C) or any criminal action or civil fraud by such Shareholder shall include recourse against the Escrowed Funds and the Shareholders' Escrow Account Funds and recourse against such Shareholder, provided, that the Buyer Group's monetary recourse against such Shareholder in excess of the Escrowed Funds and the Shareholders' Escrow Account Funds shall not exceed such Shareholder's Percentage Interest of the Shares Purchase Price (taking into account such Shareholder's Percentage Interest of any portion of the Escrowed Funds and the Shareholders' Escrow Account Funds recovered by the Buyer Group with respect to such Specified Indemnifiable Loss); provided, however, that the liability of any such Shareholder shall be several and not joint.

                 (iv) The Buyer Group's monetary recourse against any Shareholder with respect to a Specified Indemnifiable Loss asserted against, resulting to, imposed upon or incurred by the Buyer Group (or any member thereof), directly or indirectly, by reason of or resulting from any breach of Section 3.1, 3.6, 4.3(a), 4.8(a), 4.26 or 6.9 shall include recourse against the Escrowed Funds and the Shareholders' Escrow Account Funds and recourse against such Shareholder, provided that the Buyer Group's monetary recourse against such Shareholder in excess of the Escrowed Funds and the Shareholders' Escrow Account Funds shall not exceed such Shareholder's Percentage Interest of the Shares Purchase Price (taking into account such Shareholder's Percentage Interest of any portion of the Escrowed Funds and the Shareholders' Escrow Account Funds recovered by the Buyer Group with respect to such Specified Indemnifiable Loss).

                 (v) The Buyer Group's monetary recourse against any Shareholders with respect to any other Specified Indemnifiable Loss shall not be limited hereunder.

                 (vi) Except as otherwise provided herein, the Buyer Group shall have no recourse against any Shareholder (or the Escrowed Funds or the Shareholders' Escrow Account Funds) with respect to any General Indemnification Event or any Tax Indemnification Event to the extent that (A) the Buyer Group has already fully recovered the applicable Indemnifiable Loss from a third party, (B) such recourse would be inconsistent with the express provisions of Section 1.7 (including Schedule 1.7) or (C) the applicable Indemnifiable Loss arises by reason of or results from a breach of a representation or warranty that has expired at the time a claim for indemnification is made.

                 (c) The parties hereto acknowledge and agree that in connection with each Specified Indemnifiable Loss, the Buyer Group (or any member thereof) shall have the right to pursue any and all remedies in equity or at law, including, without limitation, the following remedies:

                 (i) bring an action at law for any and all losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and attorneys' fees and expenses (individually and collectively, "Losses") asserted against, resulting to, imposed upon or incurred by the Buyer Group (or any member thereof), directly or indirectly, by reason of or resulting from each Specified Indemnifiable Loss, whether or not the Buyer Group (or any member thereof) has taken or will have recourse for such Losses against the Escrowed Funds or the Shareholders' Escrow Account Funds; and

                 (ii) take recourse pursuant to this Article XIII for Indemnifiable Losses asserted against, resulting to, imposed upon or incurred by the Buyer Group (or any member thereof), directly or indirectly, by reason of or resulting from each Specified Indemnifiable Loss against the Escrowed Funds or the Shareholder's Escrow Account Funds.

                 (d) Except as provided in this Section 13.12, the indemnification provisions of this Article XIII shall provide the sole and exclusive monetary remedy to the Buyer Group, following the Closing, with respect to or in connection with any breach by any of the Company Entities or the Shareholders of any of their respective representations, warranties, covenants or agreements contained herein, and (except as set forth above) the Buyer Group shall have no monetary recourse against the Shareholders or any of them in the event the Escrowed Funds are insufficient to reimburse Buyer or other members of the Buyer Group for Reimbursable Losses.

                 Section 13.13 Indemnification by Buyer. Buyer hereby agrees to indemnify, defend and hold harmless any member of the Shareholders Group, from and after the Closing, from and against any and all Indemnifiable Losses asserted against, resulting to, imposed upon or incurred by any member of the Shareholders Group, directly or indirectly, by reason of or resulting from any breach of any agreement, covenant, representation or warranty of Buyer contained herein or made pursuant to this Agreement, or any facts or circumstances constituting such a breach, or any Environmental Claim arising from a Known Environmental Matter.

                 Section 13.14 Subrogation. Upon an Indemnifying Party making any payment to an Indemnitee pursuant to this Article XIII, such Indemnifying Party will, to the extent of such payment, be subrogated to all rights of such Indemnitee against any third party in respect of the Indemnifiable Loss to which the payment relates; provided, however, that, until such Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said payment are hereby made expressly subordinated and subjected in right of payment to the Indemnitee's rights against such third party. Without limiting the generality of any other provision, the Indemnitee and the Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

                 Section 13.15 Adjustment to Purchase Price. Except to the extent otherwise provided by law, the parties hereto covenant and agree that each party shall treat each payment, if any, made pursuant to this Article XIII as an adjustment to the Purchase Price.

                 Section 13.16 Environmental Remediation Matters If and to the extent that an Indemnifiable Loss includes claims arising from the obligation to conduct environmental investigation and/or remediation:

                 (a) Indemnifiable Losses for environmental investigation and/or remediation activities (i) shall be limited to those activities required by law and arising from or related to the release or threatened release, as those terms are used in Environmental Law, of any Material of Environmental Concern or the violation of any Environmental Law and (ii) shall be subject to the limitations provided in Sections 13.12 and 13.13;

                 (b) For matters for which the Shareholders are obligated to indemnify Buyer, Buyer shall notify the Shareholders' Representative in a timely manner in writing of any known condition or event or notice that may form the basis of any Indemnifiable Loss. Costs incurred in investigation, monitoring, cleaning up or otherwise addressing a claim hereunder (the "Work") will qualify as Indemnifiable Losses only if Buyer obtains the Shareholders' Representative's prior approval of the Work, which approval shall not be unreasonably withheld or delayed;

                 (c) For Known Environmental Matters for which Buyer is obligated to indemnify the Shareholders, the Shareholders' Representative shall notify Buyer in a timely manner in writing of any known condition or event or notice which may form the basis of any Indemnifiable Loss. Costs incurred in the Work will qualify as Indemnifiable Losses only if the Shareholders' Representative obtains Buyer's prior approval of the Work, which approval shall not be unreasonably withheld or delayed; and

                 (d) Buyer and the Shareholders' Representative shall cooperate fully with each other and act in good faith in implementing this Section, including using commercially reasonable efforts to:

                          (i) share in a timely manner all non-privileged
                 correspondence and other information relevant to any material leak, discharge, spill or release by or affecting the Continuing Company Entities;

                          (ii) afford timely access to, and an opportunity to
                 comment on, before submission any material non-privileged correspondence, study protocols and results, drawings, charts, remediation plans or reports, or other documentation relating to such environmental matters to governmental entities;

                          (iii) provide timely notice of, and opportunity to attend and participate in, any meetings or hearings with governmental entities relating to any environmental matters that could result in an Indemnifiable Loss;

                          (iv) prepare all material investigation and
                 remediation plans in consultation with the other party and using appropriate cost-effective technology and clean-up criteria, including risk-based clean-up standards where permitted in accordance with applicable Environmental Laws;

                          (v) select the most cost-effective remediation
                 plan and perform the Work in compliance with all applicable Environmental Laws;

                          (vi) conduct the Work in a manner reasonably
                 calculated not to interfere with, or disrupt in any material manner, on-going operations at the Property;

                          (vii) permit reasonable inspection of all equipment,
                 monitoring devices, transportation vehicles and facilities used or to be used or samples taken and to observe activities related to any work under this Section 13.16; and

                          (viii) permit reasonable post-Closing access as necessary to implement this Section.

                                   ARTICLE XIV

                                  MISCELLANEOUS

                 Section 14.1 Remedies Cumulative. Except as herein expressly provided, the remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

                 Section 14.2  [Intentionally Omitted.]

                 Section 14.3 Expenses. Except as otherwise expressly provided in this Agreement, the Company, EPH and Buyer shall each pay its own legal, accounting and other miscellaneous expenses incident to this Agreement. The Company and Buyer shall each pay 50% of the filing fee required under the HSR Act. Buyer shall promptly reimburse the Company prior to the Closing Date or the Shareholders after the Closing Date for charges and expenses imposed on the Company by the Illinois Gaming Board prior to the Closing Date in respect of its investigative expenses incurred in connection with its approval of the transfer of the Shares to Buyer. The premium and auxiliary costs, if any, of obtaining title insurance (including the cost of all endorsements reasonably requested by Buyer) and ALTA surveys for the Owned Real Property (other than the Virginia Assets) shall, to the extent not in excess of $25,000, be borne and paid by the Company prior to the Closing, and any such costs in excess of $25,000 shall be borne and paid by Buyer.

                 Section 14.4 Transfer Taxes. All transfer, sales, use, documentary or other similar Taxes arising out of or related to the sale of the Shares or the Elections pursuant to this Agreement shall be borne and paid by the Company prior to the Closing.

                 Section 14.5 Press Releases and Announcements. After the date of this Agreement and prior to the Closing, no party to this Agreement will directly or indirectly make or cause to be made any public announcement or disclosure, or issue any notice with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other parties to this Agreement; provided, however, the Company may disclose such information, upon the prior consultation with Buyer of the means of such disclosure and the specific items to be disclosed, to East Peoria, FOLEPI, Annabel Lee, L.P. and its partners and the applicable gaming authorities in the State of Illinois and Buyer may disclose such information, upon the prior consultation with the Company of the means of such disclosure and the specific items to be disclosed, to the applicable gaming authorities in the States of Illinois, Louisiana, Mississippi, Missouri and Nevada, and further provided that any party to this Agreement may make any public announcement or disclosure which is required by law or regulation (in which case the disclosing party shall to the extent practicable advise the other parties to this Agreement and provide them with a copy of such proposed disclosure prior to making the disclosure).

                 Section 14.6 Entire Agreement. This Agreement and the
Exhibits and Schedules and other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter.

                 Section 14.7 Amendment, Extension and Waiver. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver under this
Section 14.7 shall be valid only if set forth in an instrument in writing signed on behalf of such party. Except as expressly provided in this Agreement, no delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

                 Section 14.8 Headings. The Article and Section headings contained herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

                 Section 14.9 Notices. All notices, requests, demands and other communications made under or by reason of the provisions of this Agreement will be in writing and will be given by hand delivery, certified or registered mail, return receipt requested, telecopier (with a copy also sent by hand delivery or air courier, which shall not alter the time at which the telecopier notice is deemed received) or air courier to the parties at the addresses set forth below. Such notices shall be deemed given: at the time personally delivered, if delivered by hand with receipt acknowledged; at the time received, if sent by certified or registered mail; upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error, if telecopied; and the first Business Day after timely delivery to the courier, if sent by air courier.

                 If to the Company or EPH:

                 Prior to the Closing:

                 Par-A-Dice Gaming Corporation
                 21 Blackjack Boulevard

                 East Peoria, Illinois 61611
                 Attention:  David Daley
                 Telephone:  (309) 694-5865
                 Fax:  (309) 698-1519

                 With a copy (which shall not constitute notice) given in the manner prescribed above to:

                 Mayer, Brown & Platt
                 190 South LaSalle Street
                 Chicago, Illinois 60603
                 Attention:  Jeffrey Gordon
                 Telephone:  (312) 701-7071
                 Fax:  (312) 701-7711

                 After the Closing:

                 Boyd Gaming Corporation
                 2950 South Industrial Road
                 Las Vegas, Nevada  89109
                 Attention:  Ellis Landau
                             Bryan Wright
                 Telephone:  (702) 792-7200
                 Fax:  (702) 792-7313

                 If to the Shareholders' Representative:

                 O'Brien Steel Service
                 1800 N.E. Adams Street
                 Peoria, Illinois 61601
                 Attention:  Joseph E. O'Brien
                 Telephone:  (309) 671-5800
                 Fax:  (309) 671-5213

                 With a copy (which shall not constitute notice) given in the manner prescribed above to:

                 Mayer, Brown & Platt
                 190 South LaSalle Street
                 Chicago, Illinois 60603
                 Attention:  Jeffrey Gordon
                 Telephone:  (312) 701-7071
                 Fax:  (312) 701-7711

                 If to Buyer:

                 Boyd Gaming Corporation
                 2950 South Industrial Road
                 Las Vegas, Nevada  89109
                 Attention:  Ellis Landau
                             Bryan Wright
                 Telephone:  (702) 792-7200
                 Fax:  (702) 792-7313

                 With a copy (which shall not constitute notice) given in the manner prescribed above to:

                 Cravath, Swaine & Moore
                 825 Eighth Avenue
                 New York, New York  10019
                 Attention:  Marc S. Rosenberg
                 Telephone:  (212) 474-1000
                 Fax:  (212) 474-3700

                 Section 14.10 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns, but this Agreement may not be assigned by any party without the written consent of the other party; provided, however, that Buyer may assign all or any portion of its respective rights hereunder without the prior written consent of the Shareholders or any of the Company Entities to an Affiliate of Buyer, but such assignment shall not relieve Buyer of its obligations hereunder. Any attempted assignment in violation of this Section
14.10 shall be void.

                 Section 14.11 Applicable Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without giving effect to the conflict of laws provisions thereof.

                 Section 14.12 Words in Singular and Plural Form. Words used in the singular form in this Agreement shall be deemed to import the plural, and vice versa, as the sense may require.

                 Section 14.13 Further Assurances; Antitrust Notification. (a) Each of the Shareholders, the Company Entities and Buyer will use its commercially reasonable efforts to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, the Shareholders and Buyer will reasonably cooperate, and will cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in (i) preparing and filing all Tax Returns (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes and (ii) providing to each other all information and customary consents pertinent to the transactions contemplated by this Agreement, including information as to their, if applicable, ownership structure, corporate structure, officers and directors, shareholders and partners' identity, financing, transfers of interest and other information, as shall be required by any regulatory authority with jurisdiction over such parties in connection with the consummation of the transactions contemplated hereby or with respect to any federal or state securities law requirements in any state in which such parties have an interest.

                 (b) Each of the Company, EPH, the Shareholders and Buyer will as promptly as practicable, but in no event later than 10 business days following the execution and delivery of this Agreement, file or cause to be filed with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act. Each of Buyer, EPH, the Company and the Shareholders will furnish to the others such necessary information and reasonable assistance as the others may request in connection with the preparation of any filing or submission which is necessary under the HSR Act. Each of the Company, EPH, the Shareholders and Buyer will keep each other apprised of the status of any communications with, and inquiries or requests for additional information addressed to the entity that filed a notification and report form as an acquired or acquiring person from, the FTC or the DOJ and shall comply or cause its respective filing person to comply promptly with any such inquiry or request. Each of the Company, EPH, the Shareholders and Buyer will use commercially reasonable efforts to obtain any clearance required under the HSR Act for the purchase and sale of the Shares.

                 Section 14.14 Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                 Section 14.15 Shareholders' Representative. The Shareholders hereby appoint each and any of Charles Smith, Joseph O'Brien and Dale E. Burklund as the Shareholders' Representative. The Shareholders' Representative shall have full authority to exercise (or refrain from exercising) all rights and powers of each Shareholder hereunder, and each Shareholder agrees to be bound by any and all actions taken by the Shareholders' Representative in his capacity as such. The Shareholders agree to indemnify and hold the Shareholders' Representative harmless for all actions taken by him in such capacity.

                 Section 14.16 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

                 Section 14.17 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstance.

                 Section 14.18 Consent to Jurisdiction. Buyer irrevocably submits to the non-exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. The Company, EPH and each of the Shareholders irrevocably submits to the non-exclusive jurisdiction of (i) the circuit court of the State of Illinois, Cook County, and (ii) the United States District Court for the Northern District of Illinois, Eastern Division, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Buyer, the Company, EPH and each of the Shareholders further agrees that service of any process, summons, notice or document by U.S. registered mail to the Buyer's, the Company's, EPH's or the Shareholders' Representative's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York or Illinois with respect to any matters to which it has submitted to jurisdiction in such jurisdiction as set forth above in this Section 14.18. Buyer irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or other proceeding arising out of this Agreement or the transactions contemplated hereby in (x) the Supreme Court of the State of New York, New York County, or (y) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The Company, EPH and each of the Shareholders irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or other proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the circuit courts of the State of Illinois, Cook County, or (ii) the United States District Court for the Northern District of Illinois, Eastern Division, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                                   ARTICLE XV

                               CERTAIN DEFINITIONS

                 "Accounting Firm" shall have the meaning ascribed to such term in Section 1.7(d).

                 "Affiliate" has the meaning defined in the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended.

                 "Allocations" shall have the meaning ascribed to such term in
Section 11.1(b).

                 "Annabel Lee, L.P." means Annabel Lee, L.P., a Virginia limited partnership.

                 "Associate" has the meaning defined in the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended.

                 "Balance Sheet" shall have the meaning ascribed to such term in
Section 4.5.

                 "Benefit Plan" shall have the meaning ascribed to such term in
Section 4.18(a).

                 "Business Day" means any day (other than a Saturday or Sunday) on which banks are permitted to be open and transact business in the City of New York.

                 "Business Know-How" means all books, records, technology, formulas, know-how, quality control records, finished product specifications, packaging supplies specifications, product registrations, records relating to the adoption and use of the Intellectual Property (as defined herein), marketing plans, sales records and histories, market research data, promotional advertising and marketing materials, radio and television commercials, print advertisements, customer lists, label and shipping carton dies, designs, films, earthwork, photography, mechanical art, color separations, prints, plates, and graphic materials, permits and licenses, and inventory records, used in or necessary to conduct the Company Entities' businesses as currently conducted, in any jurisdiction in which any of the Company Entities operates or does business.

                 "Buyer" shall have the meaning ascribed to such term in the Preamble to this Agreement.

                 "Buyer Confidentiality Agreement" means the confidentiality agreement between the Company and Buyer dated as of April 16, 1996.

                 "Buyer's Environmental Investigation" shall have the meaning ascribed to such term in Section 8.1.

                 "Buyer Group" means, at any time after the Closing, Buyer, EPH, the Company, EPHLP or any of their respective Affiliates (excluding FOLEPI).

                 "Buyer's Indebtedness Amount" shall have the meaning ascribed to such term in Section 1.8(b).

                 "Buyer's Indebtedness Statement" shall have the meaning ascribed to such term in Section 1.8(b).

                 "Buyer's Working Capital Amount" shall have the meaning ascribed to such term in Section 1.7(b).

                 "Buyer's Working Capital Statement" shall have the meaning ascribed to such term in Section 1.7(b).

                 "CFSC Loan Documents" means the Loan Agreement between the Company and Caterpillar Financial Services Corporation ("CFSC") dated as of May 16, 1994, as amended through January 29, 1996, the promissory notes relating thereto, the Security Agreement dated as of May 16, 1994, between the Company and CFSC and the Preferred Ship Mortgage dated May 16, 1994, between the Company and CFSC, as amended through January 29, 1996.

                 "Claims Period" shall have the meaning ascribed to such term in
Section 13.3.

                 "Closing" shall have the meaning ascribed to such term in
Section 1.3.

                 "Closing Date" shall have the meaning ascribed to such term in
Section 1.3.

                 "Closing Date Indebtedness Amount" shall have the meaning ascribed to such term in Section 1.8(b).

                 "Closing Date Indebtedness Statement" shall have the meaning ascribed to such term in Section 1.8(f).

                 "Closing Date Working Capital Amount" shall have the meaning ascribed to such term in Section 1.7(b).

                 "Closing Date Working Capital Statement" shall have the meaning ascribed to such term in Section 1.7(f).

                 "Closing Payment" shall have the meaning ascribed to such term in Section 1.2.

                 "Code" means the Internal Revenue Code of 1986, as amended and reference to any Section of the Code shall refer to that Section as in effect at the date or, if such

Section has been modified, corresponding provisions of subsequent Federal tax law in effect at the relevant time.

                 "Common Stock" shall have the meaning ascribed to such term in the recitals to this Agreement.

                 "Company" shall have the meaning ascribed to such term in the Preamble to this Agreement.

                 "Company Entities" means the Company, EPH, EPHLP, Annabel Lee, L.P. and their respective Subsidiaries required to be set forth on Schedule 4.1(b).

                 "Company Shares" shall have the meaning ascribed to such term in Section 1.1.

                 "Confidentiality Agreement" means the confidentiality agreement between the Company and Buyer dated as of February 5, 1996.

                 "Construction Manager Group" shall have the meaning ascribed to such term in Section 11.3(h).

                 "Continuing Company Entities" means the Company Entities other than Annabel Lee, L.P.

                 "Contract" or "Contracts" means any agreement or understanding, whether written or oral, including, without limitation, any mortgage, indenture, note, guarantee, lease, license, contract, deed of trust, purchase, sale or other agreement, together with any amendments thereto.

                 "DOJ" shall have the meaning ascribed to such term in Section 14.13(b).

                 "East Peoria" means the City of East Peoria, Illinois and any political subdivision or governmental authority thereof.

                 "East Peoria Property" shall have the meaning ascribed to such term in Section 8.1.

                 "Election" shall have the meaning ascribed to such term in
Section 11.1(a).

                 "Engage" and "Engagement" shall have the meanings ascribed to such terms in Section 11.2.

                 "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup and removal costs, governmental enforcement and response costs, natural resources damages, property damages, economic loss, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, discharge or release or threatened discharge or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                 "Environmental Laws" means all Federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata), navigable waters, waters of Contiguous and Exclusive Economic Zones, ocean waters and international waters, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened discharge or releases of Materials of Environmental Concern or the dredging, handling and disposal of river sediments, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                 "Environmental Permits" shall have the meaning ascribed to such term in Section 4.19(a).

                 "EPH" means East Peoria Hotel, Inc., an Illinois corporation.

                 "EPH Common Stock" shall have the meaning ascribed to such term in the recitals to this Agreement.

                 "EPH Shares" shall have the meaning ascribed to such term in Section 1.1.

                 "EPHLP" means East Peoria Hotel Limited Partnership, an Illinois limited partnership.

                 "EPHLP Partnership Agreement" means the Agreement of Limited Partnership dated as of April 1995, among EPH, as General Partner, the Company, as Class A Limited Partner, and FOLEPI, as Class B Limited Partner, as in effect on the date.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                 "ERISA Affiliate" shall have the meaning ascribed to such term in Section 4.18(a).

                 "Escrow Account" shall have the meaning ascribed to such term in Section 13.3.

                 "Escrow Agent" shall have the meaning ascribed to such term in
Section 13.3.

                 "Escrow Statement" shall have the meaning ascribed to such term in Section 13.11(a).

                 "Excluded Assets" shall have the meaning ascribed to such term in Section 2.1.

                 "Excluded Liabilities" shall have the meaning ascribed to such term in Section 2.2.

                 "Excluded Taxes" means those Taxes reserved for on the Balance Sheet in the amount that would have been shown on a Closing Date balance sheet if a Closing Date balance sheet had been prepared on a basis consistent with the Balance Sheet; provided, however, such Excluded Taxes shall not include Taxes resulting from the Elections.

                 "Financial Statements" shall have the meaning ascribed to such term in Section 4.5.

                 "FOLEPI" means FOLEPI Foundation, Inc., an Illinois not-for-profit corporation.

                 "FTC" shall have the meaning ascribed to such term in Section 14.13(b).

                 "GAAP" means generally accepted accounting principles.

                 "Gaming Business" shall have the meaning ascribed to such term in Section 11.2.

                 "Gaming Laws" shall have the meaning ascribed to such term in
Section 4.23(a).

                 "General Indemnification Event" shall have the meaning ascribed to such term in Section 13.7.

                 "Greater Chicago Area" means DuPage, Kane, Lake, Cook, Kendall, Will, McHenry, DeKalb, Grundy, Kankakee and La Salle Counties, Illinois and Lake and Porter Counties, Indiana.

                 "Hotel" means the Par-A-Dice Hotel.

                 "Hotel Construction Amount" means $21,098,000.

                 "Hotel Operating Supplies" means operating supplies of the Hotel including china, glassware, uniforms, silver, linen, towels, menus, brochures, other paper products, food and beverage.

                 "HSR Act" shall have the meaning ascribed to such term in
Section 3.3.

                 "Illinois Riverboat Gambling Act" shall have the meaning ascribed to such term in Section 3.3.

                 "Including" means including, without limitation.

                 "Income Tax" or "Income Taxes" means any federal, state, local or foreign income, franchise or similar Tax.

                 "Indebtedness" shall have the meaning ascribed to such term in
Section 1.8(a).

                 "Indemnifiable Losses" shall have the meaning ascribed to such term in Section 13.7.

                 "Indemnification Event" shall have the meaning ascribed to such term in Section 13.6.

                 "Indemnitee" means any Person or group entitled to indemnification under this Agreement.

                 "Indemnity Payment" shall have the meaning ascribed to such term in Section 13.4.

                 "Indemnifying Party" means any person or group required to provide indemnification under this Agreement.

                 "Independent Party Claims" shall have the meaning ascribed to such term in Section 13.10(a).

                 "Intellectual Property" means all registered and unregistered: trademarks, service marks, trade names, corporate names, company names, fictitious business names, trade styles, trade dress, logos, and other source or business identifiers (the "Trademarks"); patents; copyrights; proprietary formulas, recipes, technology, know-how and other trade secrets (the "Trade Secrets") used in or necessary to conduct the Continuing Company Entities' business as currently conducted, and all registrations and recordings thereof, all applications for registration pending therefor, all extensions and renewals thereof, all goodwill associated therewith, and all proprietary rights therein, in any jurisdiction in which any of the Continuing Company Entities operates or does business.

                 "Interest Rate" means the prime rate in effect from time to time as reported in The Wall Street Journal.

                 "Investment" in any person means any direct or indirect loan, advance or other extension of credit, or capital contribution to, or purchase or acquisition of capital stock or indebtedness or similar instrument of, or equity investment in, such person.

                 "IRS" means the Internal Revenue Service.

                 "Jamaica Entities" means New Concepts Incorporated (Jamaica) Limited, Worldwide Gaming Partnership, Viking Gaming Technology, Ltd., James McClelland, Melvyn Bernstein and Thomas Rielly.

                 "Jamaica Litigation" means the pending litigation entitled Viking Gaming Technology, Ltd. v. Par-A-Dice Gaming Corporation, New Concepts Incorporated (Jamaica) Limited, Melvyn Bernstein, Joseph E. O'Brien, Mark Sterbens, William D. Niemeyer and Thomas Patrick Rielly, complaint number 94L 01507, filed September 30, 1994, in the Circuit Court of the Eighteenth Judicial District, State of Illinois, Dupage County, or any successor litigation or litigation or arbitration arising out of the subject matter.

                 "Jones Act" means 46 U.S.C. Section 688, as amended.

                 "Laws" shall have the meaning ascribed to such term in Section 4.23(a).

                 "Leased Property" shall have the meaning ascribed to such term in Section 4.9(b).

                 "License" shall have the meaning ascribed to such term in
Section 4.23(c).

                 "License Agreements" shall have the meaning ascribed to such term in Section 4.13(a).

                 "Liens" means all mortgages, pledges, security interests, liens, charges, options, conditional sales agreements, claims, restrictions, covenants, easements, rights of way, title defects or other encumbrances or restrictions of any nature whatsoever.

                 "Known Environmental Matter" means any environmental matter set forth in Schedule 4.19 or, if known to Buyer on the date hereof, any violation of Environmental Law or any other fact, circumstance or condition that could reasonably be expected to require notification, investigation or remediation under any Environmental Law.

                 "Material Adverse Effect" means a material adverse effect on or change in, directly or indirectly, (i) the business, property, condition, financial position or operations of the Company (other than such an effect or change arising solely as a result of decisions made or actions taken by the Construction Manager (solely in its capacity as Construction Manager) pursuant to Section 11.3 without the consent of the Company or the Shareholders' Representative (it being understood that such consent shall not be deemed to have been given solely as a result of the taking of an action by the Company or EPHLP at the direction of the Construction Manager as required pursuant to
Section 11.3)) or (ii) on the ability of any of the Shareholders or the Company Entities to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

                 "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, including, without limitation, oil as defined in the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., and any material or substance that is designated as a hazardous material, contaminant, pollutant or hazardous substance under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., the Federal Water

Pollution Control Act, 33 U.S.C. Section 1221 et seq., or the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.

                 "Maximum Escrow Amount" as of any date of determination shall mean an amount equal to the sum of the amount of all Indemnifiable Losses claimed by Buyer on Escrow Statements which have not yet been resolved pursuant to Section 13.11 (to the extent not resolved) plus the amount of all Reimbursable Losses with respect to which Indemnity Payments have not yet been made to Buyer (in each case together with the applicable pro rata portion of the interest and earnings on the Escrowed Funds).

                 "Missouri Litigation" means the pending litigation entitled (i) Hillsboro Title Company, Inc. v. Par-A-Dice Corporation, an Illinois corporation licensed to do business in Missouri, and Tiara Properties, Inc., a Missouri corporation, Case No. 683791, filed in the Circuit Court of the County of St. Louis, State of Missouri, Equity Division, and (ii) Par-A-Dice Gaming Corporation v. Hillsboro Title Co. and Clyde "Skip" Johnson and Florence R. Johnson, individuals, and d/b/a Tiara Properties, no Case No. available, filed in the United States District Court for the Eastern District of Missouri, or any successor litigation or litigation or arbitration arising out of the subject matter thereof.

                 "Owned Property" shall have the meaning ascribed to such term in Section 4.9(a).

                 "Pavilion Documents" means the plans and specifications, contracts, capital budget and time schedule for the renovation and expansion of the pavilion set forth in Exhibit 6.1(c).

                 "Percentage Interest" of any Shareholder means the percentage of the Company Shares owned by such Shareholder on the date hereof as set forth on Schedule 3.1.

                 "Permits" shall have the meaning ascribed to such term in
Section 4.23(b).

                 "Permitted Liens" means (i) liens shown on the Balance Sheet as securing specified liabilities (with respect to which no default exists), (ii) liens for current taxes not yet due and (iii) minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not detract from the value of the property subject thereto or impair the operations of the Continuing Company Entities, have arisen only in the ordinary course of business and consistent with past practice and do not preclude or materially adversely affect the continued use of the property to which they relate as used in the operation of the business of the Continuing Company Entities as currently conducted.

                 "Person" means any corporation, individual, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust or other entity.

                 "Plan" shall have the meaning ascribed to such term in Section 4.18(a).

                 "Post-Closing Escrow Agreement" shall have the meaning ascribed to such term in Section 13.3.

                 "Post-Closing Periods" shall have the meaning ascribed to such term in Section 13.8(c).

                 "Post-Closing Taxes" shall have the meaning ascribed to such term in Section 13.8(c).

                 "Pre-Closing Taxes" shall have the meaning ascribed to such term in Section 13.8(a).

                 "Preliminary Indebtedness Amount" shall have the meaning ascribed to such term in Section 1.8(a).

                 "Preliminary Working Capital Amount" shall have the meaning ascribed to such term in Section 1.7(a).

                 "Property" shall have the meaning ascribed to such term in
Section 4.9(b).

                 "Purchase Price" shall have the meaning ascribed to such term in Section 1.2.

                 "Reimbursable Losses" means all Indemnifiable Losses which are finally determined to be allocable to the Shareholders pursuant to Section 13.11.

                 "Replacement Tax" means alternative or replacement tax under Illinois Compiled Statutes ch. 35, art. 5, section 201(c).

                 "RPTA" shall have the meaning ascribed to such term in Section 9.17.

                 "Riverboat" means that certain vessel named Par-A-Dice, home port of St. Louis, Missouri and number 1020343, with all its components, duly documented in the name of the Company under the laws of the United States, together with all its engines, boilers, machinery, masts, boats, anchors, cables, chains, rigging, tackle, apparel, furniture, capstans, outfit, tools, pumps, gears, furnishings, appliances, fittings, spare and replacement parts and all other appurtenances thereto appertaining or belonging, whether now owned or hereafter acquired, whether on board or not on board, and also any and all additions, improvements and replacements hereinafter made in or to such vessel or any part thereof, including all items and appurtenances as aforesaid.

                 "Scope of the Hotel" shall mean the Scope of the Hotel set forth in Exhibit 11.3(a).

                 "Shareholders" shall have the meaning ascribed to such term in the Preamble to this Agreement.

                 "Shareholders' Agreement" shall have the meaning ascribed to such term in Section 6.8.

                 "Shareholders' Escrow Account" shall have the meaning ascribed to such term in Section 1.7(f).

                 "Shareholders' Escrow Account Funds" means funds contained in the Shareholders' Escrow Account.

                 "Shareholders' Escrow Statement" shall have the meaning ascribed to such term in Section 13.11(b).

                 "Shareholders Group" means, at any time after the Closing, the Shareholders and their Affiliates.

                 "Shareholders' Indebtedness Statement" shall have the meaning ascribed to such term in Section 1.8(b).

                 "Shareholder Releases" shall have the meaning ascribed to such term in Section 7.4.

                 "Shareholders' Representative" means each and any of the persons appointed as such pursuant to Section 14.15, each a representative of the Shareholders with respect to the matters expressly set forth herein, until such time as the Shareholders shall designate successor representatives in writing to the Company.

                 "Shareholders' Working Capital Statement" shall have the meaning ascribed to such term in Section 1.7(b).

                 "Shares" shall have the meaning ascribed to such term in
Section 1.1.

                 "Shares Purchase Price" shall mean $174.6 million as adjusted to reflect prior payments made pursuant to Article XIII (other than payments arising out of breaches of or adjustments pursuant to Section 1.7 or 1.8).

                 "Sister Companies" means Par-A-Dice Riverboat Casino, Inc., a Delaware corporation, Par-A-Dice Gaming Corporation, a Delaware corporation, MHC, Inc., an Illinois corporation, and JHC Holdings, Inc., an Illinois corporation.

                 "Site" shall have the meaning ascribed to such term in Section 11.3(a).

                 "Specified Contracts" means the Management Agreement dated June 30, 1990, by and between Casino Cruises, Inc., a Florida corporation and East Peoria Riverboat Corporation, an Illinois corporation; the Agreement dated as of June 29, 1990, by and among East Peoria Riverboat Corporation, an Illinois corporation, and Casino Cruises, Inc., a Florida corporation; the Agreement dated April 26, 1991, by and among Greater Peoria Riverboat Corporation (f/k/a East Peoria Riverboat Corporation), an Illinois corporation, and Casino Cruises, Inc., a Florida corporation; and the Agreement dated July 24, 1991, by and among Greater Peoria Riverboat Corporation (f/k/a East Peoria Riverboat Corporation), an Illinois corporation, and Casino Cruises, Inc., a Florida corporation.

                 "Specified Illinois Gaming Industry Development" means (i) an increase in the effective Illinois tax rate on adjusted gross gaming receipts (excluding the effect of the head tax as currently legislated) to 23% or below or, if combined with the elimination of the head tax, to 27% or below, or (ii) the relocation of the existing "Silver Eagle" riverboat from Galena, Illinois to Danville, Illinois.

                 "Specified Indemnifiable Loss" means each Indemnifiable Loss asserted against, resulting to, imposed upon or incurred by any member of the Buyer Group, directly or indirectly, by reason of or resulting from (i) any and all criminal action or civil fraud of any of the Shareholders or any of the Company Entities on or prior to the Closing Date, (ii) any breach of Section 3.1, 3.5, 3.6, 4.3(a), 4.8(a), 4.26 or 6.9, (iii) any wilful or negligent failure by any Shareholder to disclose to the Buyer Group herein any breach or any representation or warranty to Buyer contained herein of which breach (or any facts or circumstances constituting such a breach) such Shareholder has actual knowledge as of the date hereof or on or prior to the Closing Date, (iv) any Excluded Liability, breach by the Company Entities or any of the Shareholders of their respective obligations set forth in Article II or breach by the Shareholders of any of their representations and warranties, covenants, agreements and obligations hereto relating to the Excluded Assets or the Excluded Liabilities, (v) any liability under Section 11.1, (vi) the imposition of any Taxes on any of the Continuing Company Entities or Buyer (A) as a result of the Elections or the transfer of Excluded Assets, (vii) the imposition of any Taxes on any of the Continuing Company Entities in respect of Replacement Tax attributable to the income of any of the Continuing Company Entities or the deemed sale of assets pursuant to the Elections in excess of amounts allocated therefor pursuant to Section 1.7 or (viii) the failure of the Shareholders to deliver to Buyer the full amount of any shortfall pursuant to Section 1.7(f) or any excess pursuant to Section 1.8(f) or the failure of the Company to accurately set forth the Indebtedness pursuant to Section 1.8.

                 "Straddle Periods" shall have the meaning ascribed to such term in Section 13.8(a).

                 "Straddle Taxes" shall have the meaning ascribed to such term in Section 13.8(a).

                 "Subsidiary" or "Subsidiaries" means as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, or of which a majority in equity ownership interest is held, by such Person.

                 "Tangible Personal Property" shall have the meaning ascribed to such term in Section 4.12.

                 "Tax Claim" shall have the meaning ascribed to such term in
Section 13.8(e).

                 "Tax Indemnification Event" shall have the meaning ascribed to such term in Section 13.8(a) and (b).

                 "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, gaming, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to any such taxes, charges, fees, levies or other assessments.

                 "Tax Return" means any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

                 "Trust Agreement" means Trust Agreement dated June 18, 1991 and known as Trust Number 49-6791-00-5 (Commerce Bank, N.A., Successor Trustee).

                 "Virginia Assets" means (i) the entire ownership interest of the Company in Annabel Lee, L.P. at any particular time, including the rights of the Company as a Limited Partner to any and all benefits to which such Partner may be entitled as provided in the Agreement of Limited Partnership of Annabel Lee, L.P., dated as of October 1, 1993, together with the obligations of such Partner to comply with all of the terms and provisions of such Agreement; (ii) the Riverboat Term Loan and Security Agreement dated November 1, 1993, between the Company and Annabel Lee, L.P.; (iii) the Secured Non-Recourse Note from Annabel Lee, L.P. to the Company for $800,000 due November 1, 1998; (iv) the Secured Non-Recourse Note from

Annabel Lee, L.P. to the Company for $400,000, due December 23, 1998; (v) the First Preferred Mortgage made by Annabel Lee, L.P. (as Mortgagor) to the Company (as Mortgagee) dated November 1, 1993; (vi) the Credit Line Leasehold Deed of Trust and Security Agreement dated December 23, 1993, from Annabel Lee, L.P. to the Company; and (vii) the Credit Line Deed of Trust and Security Agreement dated December 23, 1993, from Annabel Lee, L.P. to the Company.

                 "Virginia Contracts" means all Contracts to which Annabel Lee, L.P. is a party or by which it or its assets or properties may be bound or affected.

                 "WARN Act" shall have the meaning ascribed to such term in
Section 4.17.

                 "Welfare Plan" shall have the meaning ascribed to such term in
Section 4.18(g).

                 "Working Capital" shall have the meaning ascribed to such term in Section 1.7(a) hereof and Schedule 1.7.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by a duly authorized officer of the Company, EPH, Buyer and each of the Shareholders as of the day and year first above written.

                                              PAR-A-DICE GAMING CORPORATION

                                              By:
                                                       \s\ Lee Kissner
                                                   ----------------------------
                                                   Name:  Lee Kissner
                                                   Title: Chairman and Chief
                                                          Operating Officer


                                              EAST PEORIA HOTEL, INC.


                                              By:
                                                       \s\ Albert S. Zeller
                                                   ----------------------------
                                                   Name:  Albert S. Zeller
                                                   Title: President

SHAREHOLDERS:

 \s\ Monte J. Brannan                          \s\ James J. Heinz
- ------------------------------------           -------------------------------
 Monte J. Brannan                              James J. Heinz

 \s\ Dale E. Burklund                          \s\ Janice M. Heinz
- ------------------------------------           -------------------------------
 Dale E. Burklund                              Janice M. Heinz

 \s\ Duane Cassano                             \s\ Osamu Kasuya
- ------------------------------------           -------------------------------
 Duane Cassano                                 Osamu Kasuya

 \s\ James R. DeBord, M.D.                     \s\ John D. Miller
- ------------------------------------           -------------------------------
 James R. DeBord, M.D.                         John D. Miller

 \s\ Richard Dickens                           \s\ William D. Niemeyer
- ------------------------------------           -------------------------------
 Richard Dickens                               William D. Niemeyer

 \s\ Robert F. Ellis, M.D.                     \s\ Joseph E. O'Brien
- ------------------------------------           -------------------------------
 Robert F. Ellis, M.D.                         Joseph E. O'Brien

 \s\ Jeffrey D. Goldstein                      \s\ William O'Neill
- ------------------------------------           -------------------------------
 Jeffrey D. Goldstein                          William O'Neill

 \s\ Richard A. Goldstein                      \s\ Charles A. Smith
- ------------------------------------           -------------------------------
 Richard A. Goldstein                          Charles A. Smith

 \s\ Robert S. Goldstein                       \s\ Albert S. Zeller
- ------------------------------------           -------------------------------
 Robert S. Goldstein                           Albert S. Zeller

 \s\ James R. Goldstone, M.D.
- ------------------------------------
 James R. Goldstone, M.D.

                                               BOYD GAMING CORPORATION

                                               By:

                                               \s\ William S. Boyd
                                               -------------------------------
                                               Name:  William S. Boyd
                                               Title: Chairman of the
                                                      Board and Chief
                                                      Executive Officer